LIMITED LIABILITY COMPANY AGREEMENT

OF

GLADES DEVELOPMENT LLC

EXHIBIT	10-13

LIMITED LIABILITY COMPANY AGREEMENT

OF

GLADES DEVELOPMENT LLC

TABLE OF CONTENTS

i

1.34	Defaulting Event	5
1.35	Defaulting Member	5
1.36	Defaulting Member Loan	5
1.37	Defaulting Member Approval Rights	5
1.38	Designated Representative(s)	5
1.39	Development Budget	5
1.40	Development Management Agreement	5
1.41	Development Manager	5
1.42	Development Plan	5
1.43	Disbursement Request	5
1.44	Electing Member	6
1.45	Election	6
1.46	Election Date	6
1.47	Failure Notice	6
1.48	FMV	6
1.49	Forced Sale	6
1.50	Forced Sale Notice	6
1.51	Forced Sale Price	6
1.52	Forced Sale Right	6
1.53	Forced Sale Value	6
1.54	Gross Negligence	6
1.55	HILP	6
1.56	Hines Member	6
1.57	Hines Affiliate	6
1.58	Horizontal Development	7
1.59	Horizontal Ownership Percentage	7
1.60	Infrastructure Costs	7
1.61	Initiating Member	7
1.62	Interest	7
1.63	Land Agreement	7
1.64	Land Note	7
1.65	Liquidating Member	8
1.66	Major Decision	8
1.67	Manager	8
1.68	Master Development Agreement	8
1.69	Member Loan	8
1.70	Member Nonrecourse Debt	8
1.71	Member Nonrecourse Debt Minimum Gain	8
1.72	Member Nonrecourse Deductions	8
1.73	Members	8
1.74	Members’ Total Outstanding Capital Amount	8
1.75	Minimum Gain	8
1.76	Monetary Default	9
1.77	Net Income	9
1.78	Net Loss	9
1.79	Non-Core Real Estate	9

ii

1.80	Non-Defaulting Member	9
1.81	Non-Electing Member	9
1.82	Nonrecourse Deductions	9
1.83	Operating Shortfall	9
1.84	Outstanding Capital Contribution	9
1.85	Person	9
1.86	Plans	10
1.87	Pledge	10
1.88	Preference Return	10
1.89	Price	10
1.90	Prime Rate	10
1.91	Project	10
1.92	Project Capital Commitment	10
1.93	Project Costs	11
1.94	Project Land	11
1.95	Project Partnership	11
1.96	Project Partnership Agreement	12
1.97	Receiving Member	12
1.98	Regulations	12
1.99	Regulatory Allocations	12
1.100	Special Party	12
1.101	Transfer	12
1.102	Village Core	12
1.103	WSI	12

ARTICLE II	THE COMPANY	12
2.1	Purpose of the Company	12
2.2	Company Name and Office	12
2.3	Manager	13
2.4	BMDC	13
2.5	Term of the Company	13
2.6	Fictitious Name Certificates	13
2.7	Title to Property	13
2.8	Registered Office and Agent	13
2.9	Qualification	13

ARTICLE III	CAPITALIZATION AND FINANCING	13
3.1	Contribution of Certain Property; Assumption of Land Note	13
3.2	Capital Contributions Incident to a Project	14
3.3	Capital Contributions Incident to Operations	15
3.4	Wire Transfer	15
3.5	Failure of a Member to Satisfy Monetary Obligations	16
3.6	Member Loans	18

ARTICLE IV	RIGHTS AND OBLIGATIONS OF MANAGER; MANAGEMENT OF THE COMPANY	18
4.1	Management	18

iii

4.2	Manager	18
4.3	Preparation and Filing of Tax Returns and Required Tax Elections	20
4.4	Specific Limitations on Manager	20
4.5	Safekeeping of Company Assets	21
4.6	Contracts with the Hines Member and Affiliates of the Hines Member	21
4.7	Permissible Activities of the Members	22
4.8	Exculpation of Manager	22
4.9	Approval of Members	23

ARTICLE V	RIGHTS AND OBLIGATIONS OF THE MEMBERS	23
5.1	Limited Liability	23
5.2	Examination of the Company Records	23
5.3	Reliance on Authority of Person Signing Agreement; Designated Representatives	23

ARTICLE VI	MAINTENANCE OF CAPITAL ACCOUNTS; ALLOCATION OF COMPANY NET
	INCOME, NET GAIN AND NET LOSS; DISTRIBUTION OF NET CASH FLOW	25
6.1	Capital Accounts	25
6.2	Allocation of Net Income and Net Loss	26
6.3	Limitations and Qualifications Regarding Special Allocations	27
6.4	Contributed Property	29
6.5	Allocation of Items with Respect to Interests Transferred	29
6.6	Distribution of Company Available Cash Flow	29

ARTICLE VII	ASSIGNABILITY	30
7.1	Transfers and Pledges	30
	7.1.1 Hines Member Permitted Transfers	30
	7.1.2 BMDC Permitted Transfers	30
	7.1.3 Limitation on Transfers	30
7.2	Additional Covenants Concerning Transfers	31
7.3	Admission as Substituted Member	31

ARTICLE VIII	ACCOUNTING PROCEDURE	31
8.1	Fiscal Year	31
8.2	Books of Account	31
8.3	Annual Reports	32
8.4	The Development Budget, the Development Plan and the Annual Plan	32
8.5	Multiple Projects	33

ARTICLE IX	DURATION AND DISSOLUTION	33
9.1	Dissolution	33
9.2	Liquidation	33
9.3	Liquidation of a Member’s Interest	34

ARTICLE X	COMPENSATION AND FEES	35
10.1	Management Fee	35
10.2	Reimbursement of Expenses	35

iv

ARTICLE XI	BUY-SELL PROCEDURES/FORCED SALE	35
11.1	Buy-Sell Right	35
11.2	Forced Sale	36
11.3	Closing	38
11.4	Default by Purchasing Member	39
11.5	Default by Non-purchasing Member	39
11.6	Liability After Closing	39
11.7	Limitation on Exercise	40
11.8	No Assignment	40
11.9	Release of Liability	40

ARTICLE XII	DEFAULTING EVENT REMEDIES	40
12.1	Election to Purchase Defaulting Member’s Interest	40
12.2	Purchase Price of Defaulting Member’s Interest	41
12.3	Suspension of Rights	41
12.4	Grant of Security Interest	41
12.5	Remedies Exclusive	42

ARTICLE XIII	MISCELLANEOUS PROVISIONS	42
13.1	Entire Contract	42
13.2	Notices	42
13.3	Nature of Interest	44
13.4	Execution in Counterparts	44
13.5	Severability	44
13.6	Modification, Termination and Waiver	44
13.7	Waivers	44
13.8	Headings	44
13.9	Rights and Remedies Cumulative	44
13.10	Waiver of Right to Partition	44
13.11	Heirs, Successors, and Assigns	44
13.12	Governing Law	44
13.13	Estoppel Certificates	45
13.14	Further Assurances	45
13.15	Attorneys’ Fees	45
13.16	Captions	45
13.17	Pronouns	45
13.18	Recalculation of Interest	45
13.19	Confidentiality; Publicity	45
13.20	Waiver of Jury Trial	46
13.21	General Exculpation	46
13.22	No Third-Party Beneficiaries	46
13.23	No Consequential Damages	46
13.24	Exhibits	46
13.25	Days	46
13.26	Dispute Resolution	46

v

EXHIBITS

Initial Project Land Description	Exhibit A
Fair Market Value Procedure	Exhibit B

vi

LIMITED LIABILITY COMPANY AGREEMENT

FOR

GLADES DEVELOPMENT LLC

        THIS LIMITED LIABILITY COMPANY AGREEMENT OF GLADES DEVELOPMENT LLC (the “Company”) entered into as of the 4th day of April, 2003, by and between Hines Montana Development Limited Partnership, a Texas limited partnership (the “Hines Member”), and Big Mountain Development Corporation, a Montana corporation (“BMDC”).

W I T N E S S E T H:

WHEREAS, the Hines Member and BMDC hereby agree to form the Company as a limited liability company pursuant to and subject to the Act;

WHEREAS, a Certificate of Formation of the Company has been filed with the Secretary of State of the State of Delaware; and

WHEREAS, the parties desire to provide for the orderly management of the Company;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1 Accumulated Preference Return. “Accumulated Preference Return” shall have the meaning set forth in the definition of Preference Return.

        1.2 Act. “Act” shall mean the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, ss. 18-101, et seq., as from time to time amended.

        1.3 Adjusted Capital Account Deficit. “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations sections
1.704-1(b)(2)(ii)(b)(3), 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i)(5), and (ii) debiting to such Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5), and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations section
1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        1.4 Adjustment Percentage. “Adjustment Percentage” shall mean, in the case of the reduction in the Defaulting Member’s interest in the Company pursuant to Section 3.5(a)(ii) of this Agreement, a fraction, expressed as a percentage, the numerator of which is the Defaulted Portion of the Defaulting Member’s Interest in the Company and the denominator of which is the Defaulting Member’s Horizontal Ownership Percentage (determined immediately prior to the Non-Defaulting Member’s purchase).

        1.5 Affiliate. “Affiliate” shall mean a BMDC Affiliate or a Hines Affiliate, as applicable.

        1.6 Agreement. “Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

        1.7 Amenities. “Amenities” means the open areas, plazas, landscaped areas and other portions of the Village Core available for the common use and enjoyment of all owners and users of improvements that an Affiliate of the Hines Member or BMDC develops within the Village Core.

        1.8 Annual Plan. “Annual Plan” shall mean the annual plan for the Company proposed to the Members for approval pursuant to Section 8.4(b) of this Agreement.

        1.9 Approved Annual Plan. “Approved Annual Plan” shall mean the annual plan of the Company approved (or deemed to have been approved) by the Members pursuant to Section 8.4(b) of this Agreement, as the same may be amended from time to time as herein provided.

        1.10 Bankruptcy. “Bankruptcy” of a person shall be deemed to have occurred upon the happening of any of the following: (i) the filing by such person of an application for, or a consent to, the appointment of a trustee for such person’s assets; (ii) the filing by such person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (iii) the making by the person of a general assignment for the benefit of creditors; (iv) the filing by the person of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; (v) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating the person a bankrupt or appointing a trustee of its assets, and such order, judgment, or decree continues unstayed and in effect for a period of 90 days; or (vi) if any petition for same shall be filed against a person and such petition is not dismissed within 120 days.

        1.11 BMDC Affiliate. “BMDC Affiliate” means WSI or any other entity owned or controlled, directly or indirectly, by WSI or BMDC.

        1.12 Buy-Sell Period. “Buy-Sell Period” shall mean the period commencing five (5) years after the date of this Agreement and ending two (2) years after such commencement date.

        1.13 Buy-Sell Right. “Buy-Sell Right” shall have the meaning set forth in Section 11.1 of this Agreement.

        1.14 Capital Account. “Capital Account” shall mean a financial account to be established and maintained by the Company for each Member as computed from time to time in accordance with Section 6.1 hereof. A transferee of a Member’s Interest shall succeed to the transferor’s Capital Account with respect to the transferred Interest.

        1.15 Capital Contribution. “Capital Contribution” shall mean, with respect to any Member, any cash or property contribution (other than Project Land) made by the Member pursuant to this Agreement.

        1.16 Capital Return Percentages. “Capital Return Percentages” shall mean, at any point in time:

(1)	in the case of the Hines Member, one hundred percent (100.0%) multiplied by a fraction, the numerator of which is the sum of (a) the Hines Member’s Outstanding Capital Contributions, (b) the Hines Member’s accrued and unpaid Preference Return and (c) the Hines Member’s accrued and unpaid Accumulated Preference Return, and the denominator of which is the Members’ Total Outstanding Capital Amount, and

(2)	in the case of BMDC, one hundred percent (100.0%) multiplied by a fraction the numerator of which is the sum of (a) BMDC’s Outstanding Capital Contributions, (b) BMDC’s accrued and unpaid Preference Return and (c) BMDC’s accrued and unpaid Accumulated Preference Return and the denominator of which is the Members’ Total Outstanding Capital Amount.

        1.17 Closing Date. “Closing Date” shall have the meaning set forth in Section 11.3 of this Agreement.

        1.18 Closing Sum. “Closing Sum” shall have the meaning set forth in Section 11.1 of this Agreement.

        1.19 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        1.20 Commencement of Construction. “Commencement of Construction” shall mean the date the notice (or other authorization) is given by the Company to the general contractor to commence construction of a Project.

        1.21 Company. “Company” is defined in the Preamble.

        1.22 Company Assets. “Company Assets” shall mean all interests, properties and rights of any kind owned by the Company.

        1.23 Company Available Cash Flow. “Company Available Cash Flow” shall mean, with respect to the Company, the excess of (i) all revenues and receipts of the Company from all sources for the period in question, determined in accordance with the cash receipts and disbursements method of accounting, including any amounts expended from the working capital reserve and replacement reserve accounts of the Company (whether utilized to pay costs and expenditures of the Company or distributed to the Members thereof), but excluding any Capital Contributions, over (ii) all expenditures for the period in question, determined in accordance with the cash receipts and disbursements method of accounting (including all cash operating expenses and capital expenditures) other than debt service payments and deposits to the Company’s reserve accounts (including reserves for taxes and insurance).

        1.24 Completion Date. “Completion Date” shall mean the date (i) a Project architect certifies that the Construction Contractor has substantially completed all the construction work, including but not limited to satisfactory operation of all equipment, other than correction of all punch list items to the satisfaction of Owner, and (ii) to the extent required by applicable laws, occupancy or use of a Project is permitted pursuant to temporary certificates of occupancy or comparable approvals from the city and county governments, or other authority having jurisdiction for which the Construction Contractor is responsible.

        1.25 Conference Center Fee. “Conference Center Fee” shall mean an amount, for each Horizontal Development, equal to six percent (6.0%) of the following: the gross sales price actually received by the Company for each lot or townhome site actually sold by the Company, minus real estate commissions, title insurance premiums, transfer fees, recording costs, transaction legal fees, and other closing costs incurred by the Company in closing the sale of a lot or townhome site.

        1.26 Construction Contract. “Construction Contract” means the general construction contract entered into by the Company with a general contractor for construction of a Project.

        1.27 Construction Contractor. “Construction Contractor” means the general contractor under the Construction Contract.

        1.28 Construction Financing. “Construction Financing” means any loan or other borrowings by the Company, in accordance with the Development Plan, for the predevelopment and/or development of a Project, which is secured, in whole or in part, by Company Assets.

        1.29 Contribution Percentage. “Contribution Percentage” shall mean fifty percent (50.0%) as to BMDC and fifty percent (50.0%) as to the Hines Member.

        1.30 Cumulative Net Income. “Cumulative Net Income” shall mean the excess of (i) the Net Income (other than Net Income of the Company allocated pursuant to Section 6.2.1(a)(i) and (ii)) previously allocated to the Members, over (ii) the Net Loss previously allocated to the Members.

        1.31 Cumulative Net Loss. “Cumulative Net Loss” shall mean the excess of (i) the Net Loss previously allocated to the Members, over (ii) the Net Income previously allocated to the Members (other than Net Income of the Company allocated pursuant to Section 6.2.1(a)(i) and (ii)).

        1.32 Default Fraction. “Default Fraction” shall mean, in the case of the reduction in the Defaulting Member’s Interest in the Company pursuant to Section 3.5(a)(ii) of this Agreement, the lesser of (i) 1.0 or (ii) a fraction, the numerator of which is the product of 1.0 multiplied by the amount of the Monetary Default in question and the denominator of which is the sum of the Monetary Default in question and the Defaulting Member’s Capital Contributions which have theretofore been made to the Company.

        1.33 Defaulted Portion. “Defaulted Portion” shall have the meaning set forth in Section 3.5(a)(ii) of this Agreement.

        1.34 Defaulting Event. “Defaulting Event” means (i) a Member’s withdrawal as a Member from the Company in willful and intentional breach of Section 9.1(b), (ii) the fraud, Gross Negligence or intentional or willful misconduct of either Member, (iii) the Transfer by a Member of all or any part of its Interest in willful and intentional breach of Sections 7.1 and 7.2, or (iv) a Member’s Bankruptcy.

        1.35 Defaulting Member. “Defaulting Member” shall mean a Member with respect to which a Defaulting Event occurs or which commits a Monetary Default.

        1.36 Defaulting Member Loan. “Defaulting Member Loan” shall have the meaning set forth in Section 3.5(a)(iv) of this Agreement.

        1.37 Defaulting Member Approval Rights. “Defaulting Member Approval Rights” shall have the meaning set forth in Section 3.5(a)(iii).

        1.38 Designated Representative(s). “Designated Representative(s)” shall have the meaning set forth in Section 5.3(b) of this Agreement.

        1.39 Development Budget. “Development Budget” means the Development Budget with respect to a Project included as part of the Development Plan approved as provided in Section 8.4, as such budget may, from time to time, be amended in accordance with this Agreement and the Development Management Agreement.

        1.40 Development Management Agreement. “Development Management Agreement” shall mean the Development Management Agreement entered into by Company and Development Manager pursuant to Section 10.1, as amended or supplemented from time to time.

        1.41 Development Manager. “Development Manager” shall mean HILP under the Development Management Agreement or any other Person retained in accordance with the terms of this Agreement to manage the development of a Project.

        1.42 Development Plan. “Development Plan” means the Development Plan for a Project approved in accordance with the Master Development Plan, as such plan is amended from time to time, in accordance with this Agreement.

        1.43 Disbursement Request. “Disbursement Request” means a requisition submitted from time to time to the Members by the Development Manager to fund costs incurred in connection with predevelopment, development, construction and marketing activities of a Project pursuant to the Development Plan and the Development Management Agreement and which shall state the date on which the funds requested are to be contributed (or loan proceeds drawn), which date shall not be less than five (5) business days following the receipt of such Disbursement Request by the Members.

        1.44 Electing Member. “Electing Member” shall have the meaning set forth in Section 11.1 of this Agreement.

         1.45 Election. “Election” shall have the meaning set forth in Section 11.2(c) of this Agreement.

        1.46 Election Date. “Election Date” shall have the meaning set forth in Section 11.2(c) of this Agreement.

        1.47 Failure Notice. “Failure Notice” shall have the meaning set forth in Section 11.1(c) of this Agreement.

        1.48 FMV. “FMV” shall mean fair market value determined in accordance with the appraisal or arbitration procedure described in Exhibit B hereto.

        1.49 Forced Sale. “Forced Sale” shall have the meaning set forth in Section 11.2(a) of this Agreement.

        1.50 Forced Sale Notice. “Forced Sale Notice” shall have the meaning set forth in Section 11.2(a) of this Agreement.

        1.51 Forced Sale Price. “Forced Sale Price” shall have the meaning set forth in Section 11.2(b) of this Agreement.

        1.52 Forced Sale Right. “Forced Sale Right” shall have the meaning set forth in Section 11.2(a) of this Agreement.

        1.53 Forced Sale Value. “Forced Sale Value” shall have the meaning set forth in Section 11.2(e) of this Agreement.

        1.54 Gross Negligence. “Gross Negligence” shall mean a Member’s failure, through act or omission, to perform a material duty specifically set forth herein in reckless disregard of the consequences thereof.

        1.55 HILP. “HILP” shall mean Hines Interests Limited Partnership, a Delaware limited partnership, or any successor to all or substantially all of the assets of such entity.

        1.56 Hines Member. “Hines Member” means Hines Montana Development Limited Partnership, or any other person or entity that succeeds such partnership in such capacity as a Member.

        1.57 Hines Affiliate. “Hines Affiliate” means any one or more of (i) Jeffrey C. Hines, his spouse and his children (including, without limitation, children by adoption); (ii) Gerald D. Hines, his spouse and his children (including, without limitation, children by adoption); (iii) a trust, all the vested beneficiaries of which are persons described in (i) and (ii) of this definition; (iv) a general or limited partnership, in which the only general partners are Gerald D. Hines, Jeffrey C. Hines, a trust described in (iii) or an entity or party described in one of the other items of this definition; (v) a limited liability company in which the only managing members are one or more of Gerald D. Hines, Jeffrey C. Hines, a trust described in (iii), or an entity described in one of the other items of this definition; (vi) a corporation all the stock of which is owned, directly or indirectly, by persons, entities or parties referred to in this definition; (vii) HILP; (viii) in the case of the deaths of both Gerald D. Hines and Jeffrey C. Hines, the estate of either of them or the issue (including, without limitation, children by adoption and grandchildren), brothers, sisters and spouses of issue of Jeffrey C. Hines; and (ix) any other entity owned or controlled, directly or indirectly, by an entity or person described in one of the other items of this definition.

        1.58 Horizontal Development. “Horizontal Development” means the development of lots for homesites and townhomes or other residential development within the Non-Core Real Estate.

        1.59 Horizontal Ownership Percentage. “Horizontal Ownership Percentage” shall mean (i) in the case of BMDC, sixty-three percent (63.0%), and (ii) in the case of the Hines Member, thirty-seven percent (37.0%); provided, however, that the Members’ respective Horizontal Ownership Percentages may be adjusted as provided in Section 3.5(a)(ii) of this Agreement.

        1.60 Infrastructure Costs. “Infrastructure Costs” means the costs of installing streets, roads, utilities and other service facilities (e.g., parking, common garbage collection facilities) and common recreational facilities available for all users of the Village Core to provide utilities and services for improvements or users of improvements developed (or planned to be developed).

        1.61 Initiating Member. “Initiating Member” shall have the meaning set forth in Section 11.2(a) of this Agreement.

        1.62 Interest. “Interest” means, as to any Member, all of the Member’s interest in the Company, including any and all benefits to which the holder of an interest in the Company may be entitled as provided in this Agreement and under the Act, together with all obligations of the Member to comply with the terms and provisions of this Agreement (including the Member’s Project Capital Commitment).

        1.63 Land Agreement. “Land Agreement” shall mean, as to the initial land to be developed by the Company, that certain Agreement for Sale and Purchase of Land dated as of April 4, 2003, between HILP and WSI, as amended by mutual agreement of HILP and WSI from time to time. If the Company elects to develop additional land, the term “Land Agreement” shall in turn refer to such subsequent Agreement(s) for Sale and Purchase of Land as may be in effect for development of such additional land.

        1.64 Land Note. “Land Note” shall mean, as to the initial land to be developed by the Company, the Horizontal Land Note, in the original principal amount of $2,520,000.00, which is payable to WSI and given as consideration for the purchase of the initial Project Land. If the Company elects to develop additional land, the term “Land Note” shall in turn refer to such subsequent Horizontal Land Note(s) given as consideration for the purchase of the additional land to be developed.

        1.65 Liquidating Member. “Liquidating Member” shall have the meaning set forth in Section 9.3 of this Agreement.

        1.66 Major Decision. “Major Decision” shall have the meaning set forth in Section 4.4 of this Agreement.

        1.67 Manager. “Manager” shall mean the Hines Member or any other Member that succeeds the Hines Member in such capacity pursuant to the terms hereof.

        1.68 Master Development Agreement. “Master Development Agreement” shall mean that certain Master Development Agreement dated as of March 12, 2001, by and among HILP, BMDC and WSI, as amended from time to time.

        1.69 Member Loan. “Member Loan” shall mean a loan made by a Member to the Company pursuant to the provisions of Section 3.6 hereof.

        1.70 Member Nonrecourse Debt. “Member Nonrecourse Debt” shall have the meaning ascribed to the term “partner nonrecourse debt” in Regulations section 1.704-2(b)(4).

        1.71 Member Nonrecourse Debt Minimum Gain. “Member Nonrecourse Debt Minimum Gain” shall have the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations section 1.704-2(i)(2).

        1.72 Member Nonrecourse Deductions. “Member Nonrecourse Deductions” shall mean any item of partnership loss, deduction, or expenditure under section 705(a)(2)(B) of the Code that is attributable to a Member Nonrecourse Debt, as determined pursuant to Regulations section 1.704-2(i)(2).

        1.73 Members. “Members” shall mean the Hines Member, BMDC, and their successors and assigns, any one of which may be referred to individually as a “Member.”

        1.74 Members’ Total Outstanding Capital Amount. “Members’ Total Outstanding Capital Amount” shall mean the sum of the Outstanding Capital Contributions, accrued unpaid Preference Returns and accrued unpaid Accumulated Preference Return of all the Members.

        1.75 Minimum Gain. “Minimum Gain” shall have the meaning set forth in Regulations section 1.704-2(d)(1) and shall mean the amount determined by (i) computing for each nonrecourse liability of the Company any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Regulations sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Company property is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the calculation of Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value. For purposes hereof, a liability of the Company is a nonrecourse liability to the extent that no Member or related person bears the economic risk of loss for that liability within the meaning of Regulations section 1.752-2.

        1.76 Monetary Default. “Monetary Default” shall mean, with respect to the Company, the failure by any Member to make any Capital Contribution that such Member is required to make pursuant to Sections 3.2 or 3.3 of this Agreement, which failure is not cured within 10 business days of the actual receipt or refusal of service of written notice of demand from the Non-Defaulting Member for payment of such defaulted amount.

        1.77 Net Income. “Net Income” shall mean for a taxable year of the Company or other period the excess of (i) the income and gain of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2, over (ii) the deductions and losses of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2.

        1.78 Net Loss. “Net Loss” shall mean for a taxable year of the Company or other period the excess of (i) the deductions and losses of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2, over (ii) the income and gain of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2.

        1.79 Non-Core Real Estate. “Non-Core Real Estate” shall mean the developable portion of Big Mountain Resort located outside the Village Core, currently contemplated for development as single-family lots, townhome sites, apartments, condominiums or other residential uses.

        1.80 Non-Defaulting Member. “Non-Defaulting Member” shall mean a Member other than a Defaulting Member.

        1.81 Non-Electing Member. “Non-Electing Member” shall have the meaning set forth in Section 11.1 of this Agreement.

        1.82 Nonrecourse Deductions. “Nonrecourse Deductions” shall have the meaning ascribed to such term in Regulations section 1.704-2(b)(1).

        1.83 Operating Shortfall. “Operating Shortfall” shall have the meaning set forth in Section 3.3(a) of this Agreement.

        1.84 Outstanding Capital Contribution. “Outstanding Capital Contribution” shall mean the excess of (i) the aggregate amount of a Member’s Capital Contributions pursuant to Article III, over (ii) the aggregate amount previously distributed to such Member pursuant to Section 6.6(e).

        1.85 Person. “Person” shall mean an individual, a trust, an estate, a governmental entity or subdivision, a partnership, a corporation, a joint venture, a company, a firm or any other entity whatsoever.

        1.86 Plans. “Plans” shall mean the plans, specifications, drawings and other materials which describe, in appropriate detail at the time, the improvements planned for a Project consistent with the Development Plan approved by the Members and any changes thereto approved by the Members to the extent such approval is required in this Agreement, including plans for any Infrastructure or Amenities associated with a Project.

        1.87 Pledge. “Pledge” shall mean any voluntary pledge, mortgage, deed of trust, security interest or other consensual lien or hypothecation of, in or on any Member’s Interest or right to receive distributions from the Company.

        1.88 Preference Return. “Preference Return” shall mean a return at a rate equal to eight percent (8.0%) per annum on the amount of each Member’s Outstanding Capital Contribution existing from time to time. To the extent that the Company has Company Available Cash Flow, the Preference Return shall be paid quarterly in cash. To the extent that the Company does not have Company Available Cash Flow sufficient to pay the Preference Return when due, the Preference Return shall compound annually at eight percent (8.0%) per annum and shall accumulate (the “Accumulated Preference Return”).

        1.89 Price. “Price” shall have the meaning set forth in Section 11.1(c) of this Agreement.

        1.90 Prime Rate. “Prime Rate” shall mean the prime lending rate in effect from time to time at J. P. Morgan Chase & Company in New York City, New York, or any successor thereto; provided, however, that in the event that no prime lending rate shall be in effect at J. P. Morgan Chase & Company in New York City, New York, or its successor, “Prime Rate” shall mean the highest domestic prime lending rate published from time to time in the Wall Street Journal.

        1.91 Project. “Project” shall mean the initial Project Land and the improvements to be constructed thereon, in accordance with the Development Plan approved as provided herein, including all buildings, structures and improvements (including the footings and foundations, columns, piles, improvements, fixtures, equipment and other installations of such buildings and structures) now or hereafter erected on, in, under or above the initial Project Land. If the Company elects to undertake development of additional land, the term “Project” shall in turn refer to such additional land to be developed and the improvements to be constructed thereon, in accordance with the Development Plan approved for such development, including all buildings, structures and improvements (including the footings and foundations, columns, piles, improvements, fixtures, equipment and other installations of such buildings and structures) now or hereafter erected on, in, under or above the additional land to be developed. The Project that will be developed on the initial Project Land is sometimes referred to as the initial Project.

        1.92 Project Capital Commitment. “Project Capital Commitment” shall mean the aggregate amount that each Member has agreed to contribute to the capital of the Company with respect to a Project pursuant to Section 3.2.

        1.93 Project Costs. “Project Costs” means all costs and expenses incurred after the date of this Agreement in developing, constructing and repairing a Project, including: all costs and expenses of every kind incurred in connection with the construction, ownership, maintenance, repair and restoration of a Project at any time (including before the formation of the Company) except land acquisition costs, including, but not limited to, the following: demolition costs, construction costs of all improvements; costs of temporary facilities required for interim use pending final completion of improvements of a Project; operating costs of temporary facilities; governmentally imposed costs and burdens; a proportionate share (based on an allocation formula mutually approved by the Members) for professional fees and expenses of architectural and engineering firms employed in connection with land use approvals for the Village; professional fees and expenses of architectural and engineering firms for the design and construction of a Project; utility costs during construction of a Project; an allocation of off-site Infrastructure Costs and costs of Amenities properly attributable to the construction of a Project (based on an allocation formula mutually approved by the Members or otherwise as provided in a Project Budget) and the Conference Center Fee for Horizontal Developments; ad valorem taxes and other impositions and all amounts paid to governmental authorities to permit construction of a Project following contribution of Project Land to the Company; insurance during construction of a Project including owner’s and mortgagee’s title insurance, builders risk insurance and liability insurance; the cost of all bonds obtained in connection with the construction of a Project (including payment and performance bonds and bonds with respect to lien claims); interest charges, fees and costs, if any, incurred for borrowings of the Company; amounts paid all consultants retained in connection with the construction of a Project; costs of Project evaluation reports; marketing costs and sales costs and expenses; title insurance, transfer taxes and other transaction costs; leasing costs and expenses; all legal fees and expenses associated with acquisition of a Project (or interests therein) and zoning, development and land use approval activities with respect to a Project excluding legal costs of acquiring Project Land (other than additional property acquired after the date of this Agreement); all salaries, bonuses and benefits of Project development and clerical personnel and all reimbursable expenses paid under the Development Management Agreement with respect to a Project; accounting fees incurred in connection with a Project, including without limitation fees and expenses paid to Ernst & Young, LLP or such other accounting firm as the Company may employ to review and audit expenditures for Project Costs (including “soft” costs) which are properly allocable to a Project; an allocation of central accounting and general and administrative costs of the Hines Member or BMDC attributable to the development of a Project which are reimbursable pursuant to the Development Management Agreement in the amount budgeted for such reimbursement(s) in the Development Budget; and travel costs incurred in development, marketing and sale of a Project.

        1.94 Project Land. “Project Land” shall mean, as to the initial development to be undertaken by the Company, the parcel or parcels of land situated in the County of Flathead, State of Montana, as more particularly described on Exhibit A hereto. If the Company elects to develop additional land, the term “Project Land” shall in turn refer to such additional land to be developed. The land described on Exhibit A is sometimes referred to as the initial Project Land.

        1.95 Project Partnership. “Project Partnership” means a partnership, limited liability company, corporation or other entity, if any, formed for the ownership and development of a Project and in which the Company is a partner, member or owner, as applicable to the particular type of entity.

        1.96 Project Partnership Agreement. “Project Partnership Agreement” means the partnership, limited liability company or other entity formation documents for a Project Partnership.

        1.97 Receiving Member. “Receiving Member” shall have the meaning set forth in Section 12.2(a) of this Agreement.

        1.98 Regulations. “Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code.

        1.99 Regulatory Allocations. “Regulatory Allocations” shall mean the allocations set forth in Section 6.3 of this Agreement, which allocations are intended to comply with certain requirements of Regulations sections 1.704-1(b) and 1.704-2.

        1.100 Special Party. “Special Party” shall have the meaning set forth in Section 13.21 of this Agreement.

        1.101 Transfer. “Transfer” shall mean any sale, assignment, transfer, gift, conveyance or other disposition, whether voluntary or involuntary (by operation of law or otherwise), of any Interest of a Member in the Company.

        1.102 Village Core. “Village Core” shall mean means the portion of the Big Mountain Resort containing approximately fifteen (15) acres, more or less, located within the Village, as more fully shown on the Approved Master Plan.

        1.103 WSI. “WSI” shall mean Winter Sports, Inc., a Montana corporation.

ARTICLE II

THE COMPANY

        2.1 Purpose of the Company. The purpose of the Company is, as to the initial Project Land and any additional land that the Company elects to develop, to (i) exercise predevelopment activities with respect to each Project and (ii) directly (or indirectly through ownership of an interest in a Project Partnership) acquire, obtain, own, manage, develop, operate, finance, sell and otherwise deal with each Project and in all respects act as owner (or as owner of ownership of an interest in a Project Partnership that is the owner) thereof, upon and subject to the terms and conditions of this Agreement and any Project Partnership Agreement.

        2.2 Company Name and Office. The name of the Company shall be “Glades Development LLC,” and the business of the Company shall be conducted under that name. The principal place of business of the Company shall be located at P. O. Box 4154, Whitefish, Montana 59937. The Company may maintain other offices as may be designated from time to time by Manager for the purpose of carrying out the business of the Company. Manager shall give BMDC written notice of any change in the principal place of business of the Company.

        2.3 Manager. The initial Manager is the Hines Member, and its principal office address is 426 East Main Street, Aspen, Colorado 81611.

        2.4 BMDC. The name and address of BMDC are Big Mountain Development Corporation, The Big Mountain, P. O. Box 1400, Whitefish, Montana 59937.

        2.5 Term of the Company. The term of the Company shall commence on the date of the filing of the Certificate of Formation creating the Company with the Secretary of State of the State of Delaware and shall continue until terminated as provided in Article IX; provided, however, that this Agreement shall not be effective until it is executed and delivered.

        2.6 Fictitious Name Certificates. Manager shall promptly execute and file with the proper offices in each county, or other appropriate subdivision in each jurisdiction in which the Company conducts business, one or more certificates as are required by any fictitious name act or assumed name act statute in effect as to each such jurisdiction.

        2.7 Title to Property. Legal title to all Company Assets shall be taken and at all times held in the name of the Company.

        2.8 Registered Office and Agent. The Company shall maintain a registered office and agent in Delaware, as may be designated from time to time by Manager. The address of the initial registered office of the Company in Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the initial registered agent of the Company for service of process are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Manager shall provide prompt written notice to BMDC of any change in the registered office or registered agent.

        2.9 Qualification. Manager is authorized to do any and all acts necessary to authorize or qualify the Company to do business in the State of Montana and in each jurisdiction in which the Company conducts business.

ARTICLE III

CAPITALIZATION AND FINANCING

        3.1 Contribution of Certain Property; Assumption of Land Note.

(a) Concurrently with the formation of the Company, the Hines Member, to the extent that the Hines Member owns any of the following items, shall contribute to the Company the initial Project Land (subject to the Land Note applicable to the initial Project Land as contemplated in Section 3.1(b) below) and all other rights, interests and assets appurtenant to the Project Land included in the Project and acquired pursuant to the Land Agreement with the initial Project Land. If the Company elects to develop additional Project Land, the Hines Member, to the extent that the Hines Member owns any of the following items, shall contribute to the Company the additional Project Land (subject to the Land Note applicable to the additional Project Land as contemplated in Section 3.1(b) below) and all other rights, interests and assets appurtenant to the additional Project Land included in the Project and acquired pursuant to the Land Agreement with the additional Project Land.

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(b) The Company shall assume all obligations of the Hines Member under each Land Note.

(c) The Hines Member shall contribute to the Company all deposits and reservation fees and reservation agreements or contracts then in existence with respect to the improvements to be constructed as part of each Project or lots to be included within each Project.

(d) The Members agree that the initial Outstanding Capital Contributions of each Member shall be as follows:

Hines Member BMDC	$_________ $_________

3.2 Capital Contributions Incident to a Project.

(a) (i) To the extent provided for in the approved Development Plan with respect to a Project, as it may be amended from time to time, and only after the contributions in Section 3.1(a) are made by the Members or their Affiliates to the Company, each Member agrees to contribute capital to the Company from time to time in accordance with the terms of this Agreement, not to exceed the Member’s Project Capital Commitment for each Project, for (A) predevelopment activities prior to Commencement of Construction (including, without limitation, the costs set forth in Section 3.1), (B) following satisfaction or waiver by the Members of the Construction Commencement Conditions, the construction of the Project, and (C) other costs and expenses as provided in the approved Development Plan with respect to the Project.

(ii) Capital Contributions pursuant to this Section 3.2(a) shall be made with respect to Disbursement Requests in proportion to the Members’ respective Contribution Percentages for application to costs detailed in each such Disbursement Request and in accordance with the Development Budget and the Development Plan. Such contributions pursuant to this Section 3.2(a) shall be made on the date provided in the applicable Disbursement Request therefor submitted by Development Manager in accordance with the Development Management Agreement, which date shall not be less than ten (10) business days following the date of the applicable Disbursement Request.

(iii) Each Member acknowledges that it intends for the Company to obtain Construction Financing to pay Project Costs in order to minimize the Capital Contributions of the Members. In connection with such financing, each Member shall provide the applicable lender with such customary financial and other information regarding the business of each Member and its Affiliates and the Company as such lender may reasonably request. If the Company obtains such financing, then the Hines Member and BMDC shall execute and deliver to the lender in connection therewith such documentation as the applicable lender may reasonably request including, but not limited to, a legal opinion as to such matters as the lender may reasonably request, and a consent to, or acknowledgment of, the granting of a security interest in the Company’s Assets.

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(iv) The Construction Financing shall not require either Member to guarantee or otherwise be personally liable for the repayment thereof. Notwithstanding the foregoing to the extent provided for in the Development Plan or otherwise approved by the Members, in the event that a Member or its Affiliate agrees to enter into any guaranty, indemnity or other agreement for the benefit of any such lender (including, without limitation, a completion guaranty, a recourse indemnity agreement, and/or an environmental indemnification agreement), then any and all amounts payable under such agreement shall be treated as incurred by the Company and shall be payable by the Company (directly or as a reimbursement for any amounts paid by the Member or its affiliate under the agreement) as provided herein, and the Members shall be obligated to make Capital Contributions pursuant to this Section 3.2 and Section 3.3 to discharge the same.

(b) If, at any time or from time to time after all of the contributions pursuant to Section 3.2(a) have been contributed for a Project, additional funds are required in connection with the Project, Manager shall request the Members to make further capital contributions in such amount; provided, however, no Member shall be obligated to contribute more than its Project Capital Commitment. If so requested by Manager, each Member shall make Capital Contributions to pay its Contribution Percentage of the amount so requested, within ten (10) business days after such request.

        3.3 Capital Contributions Incident to Operations.

(a) If at any time or from time to time additional funds are required (or are expected to be required) to meet the obligations or needs of the Company (an “Operating Shortfall”), Manager shall provide written notice to all Members of the existence (or expected existence) of such Operating Shortfall, which notice shall include factual information and reports evidencing the basis for the Operating Shortfall and Manager’s recommendation as to meeting such Operating Shortfall, which recommendation may include seeking nonrecourse third-party financing for the portion of the Operating Shortfall in excess of that funded or to be so funded from Project Capital Commitments. Any financing requested by Manager on behalf of the Company and approved by the Members pursuant to this Section 3.3(a) may be secured by a mortgage encumbering all or a portion of the Projects provided that in no event shall the Company be permitted to obtain any third-party financing on a basis that requires any Member or its Affiliates to guarantee or otherwise be personally liable for the repayment of any financing obtained by the Company pursuant to this Section 3.3(a) without the consent of the Members.

(b) In the event that (i) the Company has experienced an Operating Shortfall (or is expected to experience an Operating Shortfall) and (ii) all or a portion of such Operating Shortfall is not defrayed pursuant to any of the methods described in Section 3.3(a), Manager shall request the Members to make further Capital Contributions in the amount of the Operating Shortfall, and each Member shall contribute Capital Contributions to pay its pro rata share (in proportion to Contribution Percentages) of the amount of such Operating Shortfall, within ten (10) business days after such request.

3.4 Wire Transfer. The capital contributions required by Sections 3.2 and 3.3 above shall be made by wire transfer of funds to a Company account designated by Manager. 15

3.5 Failure of a Member to Satisfy Monetary Obligations.

(a) If any Member shall commit a Monetary Default, the Non-Defaulting Member shall at any time thereafter, during such time as such Monetary Default remains uncured, have the right to enforce the Company’s rights and remedies against the Defaulting Member and, in connection therewith, to exercise any of the remedies set forth in this Section 3.5 (subject to the limitation set forth below).

(i) In the case of any Monetary Default occasioned by the Defaulting Member’s failure to fulfill its obligations under Section 3.2 and Section 3.3 of this Agreement, the Company shall have the right to institute suit for collection of such Monetary Default, together with (y) interest thereon from the date on which such payment thereof was due until it is paid, computed at a rate equal to the lesser of (A) Prime Rate, plus 5 percentage points or (B) the highest rate allowed by law and (z) all reasonable fees and expenses of counsel and court costs that may have been incurred by reason of or in connection with such Monetary Default.

(ii) In the case of any Monetary Default which continues for a period of 5 business days following written notice thereof (in addition to the initial notice of such request for funds), the Non-Defaulting Member shall have the right to make the Capital Contribution which the Defaulting Member declined to make. In such event, the Interest of the Defaulting Member in the Company shall be reduced automatically by that portion (the “Defaulted Portion”) equal to the product determined by multiplying (i) the Defaulting Member’s Horizontal Ownership Percentage by (ii) the Default Fraction, and the Non-Defaulting Member’s Interest shall be increased by the same amount. For purposes of adjusting and maintaining the balances of the Capital Accounts of the Defaulting Member and the Non-Defaulting Member, (A) the amount contributed to the Company by the Non-Defaulting Member to replace the Capital Contribution which the Defaulting Member declined to make shall be deemed to have been contributed to the Company by the Defaulting Member and shall increase the balances of the Defaulting Member’s Capital Account, (B) the balance of the Defaulting Member’s Capital Account (determined with regard to the adjustments required by clause (A) above) shall be debited (reduced), but not below zero, by an amount equal to the product determined by multiplying the balance of the Defaulting Member’s Capital Account (determined with regard to the adjustments required by clause (A) above) by the Adjustment Percentage, (C) the balance of the Non-Defaulting Member’s Capital Account shall be credited (increased) by an amount equal to the product determined by multiplying the balance of the Defaulting Member’s Capital Account (determined with regard to the adjustments required by clause (A) above, but without regard to any adjustments required by clause (B) above) by the Adjustment Percentage (provided, however, that the balance of the Non-Defaulting Member’s Capital Account shall not be credited by an amount greater than the amount by which the Defaulting Member’s Capital Account was debited pursuant to clause (B) above). Following the contribution by the Non-Defaulting Member of the Capital Contribution that the Defaulting Member declined to make, (D) the Non-Defaulting Member’s Horizontal Ownership Percentage shall equal the lesser of one hundred percent (100.0%) or the sum of (y) the Non-Defaulting Member’s Horizontal Ownership Percentage (determined immediately prior to the Non-Defaulting Member’s contribution of the Capital Contribution that the Defaulting Member declined to make) and (z) the Defaulted Portion of the Defaulting Member’s Interest in the Company, and (E) the Defaulting Member’s Horizontal Ownership Percentage shall equal the excess, if any, of (y) one hundred percent (100.0%), over (z) the Non-Defaulting Member’s Horizontal Ownership Percentage (determined immediately following the Non-Defaulting Member’s purchase pursuant to clause (D) above).

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(iii) In the case of a Monetary Default by either Member, the Non-Defaulting Member shall have the right to undertake any action described in Section 4.4 without the prior written consent of the Defaulting Member during such time as the Monetary Default in question remains uncured; provided, however, that the consent of the Defaulting Member shall still be required with respect to the following (the “Defaulting Member Approval Rights”): any amendment to this Agreement. Without limitation upon the foregoing, the Non-Defaulting Member shall, during such time as such Monetary Default remains uncured, have the power and authority to borrow from third parties (upon the approval of only the Non-Defaulting Members) all or a portion of the amounts of the Monetary Default necessary to develop and/or operate the Projects, to secure such borrowings by a mortgage encumbering all or a portion of the Projects, and to apply all or a portion of the proceeds of such borrowings to reimburse Manager for any amounts advanced by it to the Company to defray Company or Project expenses, to the extent that such advances were reasonable in amount and were necessitated by the Monetary Default in question.

(iv) In the case of any Monetary Default by either Member, the Non-Defaulting Member shall have the right to advance to the Company an amount of money equal to the Monetary Default of the Defaulting Member, which advance shall be considered to be a loan from the Non-Defaulting Member to the Defaulting Member (a “Defaulting Member Loan”). Such loan shall bear interest at an annual rate equal to the Prime Rate, plus five percentage points (unless such rate exceeds the highest lawful rate, in which event the rate charged hereunder shall be the highest lawful rate), and shall be repayable from that portion of each distribution or payment made to the Members pursuant to Sections 6.6, 9.2, 11.3 and 12.2 hereof that would have been distributed or paid to the Defaulting Member had the Defaulting Member made the contribution to the Company that was required of (but not made by) it. For purposes of adjusting and maintaining the balance of the Defaulting Member’s Capital Account, (A) the amount of any Member Loan made by the Non-Defaulting Member to the Defaulting Member pursuant to this Section 3.5(a)(iv) by reason of the Defaulting Member’s failure to fulfill its obligations under Sections 3.2 and 3.3 of this Agreement shall be deemed to have been contributed to the Company by the Defaulting Member and shall increase the balance of the Defaulting Member’s Capital Account, and (B) the amount of any distribution or payment otherwise payable to the Defaulting Member that is paid to the Non-Defaulting Member in repayment of a Member Loan made by the Non-Defaulting Member to the Defaulting Partner pursuant to this subparagraph (iv) shall be treated as if such amount had actually been distributed or paid to the Defaulting Member pursuant to Article VI, Article IX, Article XI, or Article XII, as the case may be.

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(v) In the case of any Monetary Default by either Member under Section 3.2 or Section 3.3, the Non-Defaulting Member may exercise the Defaulting Event Remedies permitted under Article XII.

(b) The remedies provided by this Section 3.5 and Article XII for Monetary Defaults by the Members shall be exclusive.

(c) Notwithstanding any other provision in this Agreement to the contrary, neither the Hines Member nor BMDC shall have any personal liability for the obligations of such Member under this Article III to the other except each Member’s obligation to fund Capital Contributions under Section 3.2(a).

        3.6 Member Loans. Either Member, with the consent of the other Member, may elect under this Section 3.6 to loan funds to the Company or to cause such a loan to be made by an Affiliate of either Member. Any such loan by a Member or an Affiliate is herein called a “Member Loan”. Each Member Loan shall accrue interest on unpaid principal at a rate per annum equal to the lesser of (i) three percent (3.0%) above the Prime Rate and (ii) the maximum non-usurious rate allowed by applicable law. Member Loans shall not be considered Capital Contributions.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF MANAGER;
MANAGEMENT OF THE COMPANY

        4.1 Management. Subject to the provisions and delegations herein set forth, the management and control of the Company shall be exclusively vested in Manager.

        4.2 Manager. The Members have designated and do hereby designate the Hines Member as the Manager of the Company, subject to the rights of the Members as provided herein. Except as otherwise provided in Section 4.4 with respect to Major Decisions, the management of the Company shall be the obligation and responsibility of and rest exclusively with Manager, who shall have all the rights and powers as are necessary or advisable to the management of the business and affairs of the Company. In this regard, Manager shall devote such time and talents to such management as shall be reasonably necessary from time to time to conduct the business of the Company in an efficient manner. In order to satisfy the duties and obligations imposed by the preceding two sentences, and subject to the limitations set forth in this Agreement and the Act, Manager shall carry out the objectives and purposes of the Company set forth in Section 2.1 and otherwise manage the business and affairs of the Company, in its own capacity, or in the Company’s capacity as the managing member or general partner of any Project Partnership, and perform all acts and enter into such contracts and other undertakings authorized hereunder, including, without limitation, the power:

(a) To manage the Company’s and any Project Partnership’s assets, and, in accordance with the Development Plan and any Approved Annual Plan, to make capital calls as provided herein and in the Project Partnership Agreement, if applicable, to cause the Company or any Project Partnership to arrange for the development, construction, repair, management, maintenance, operation and leasing of the Projects or any portion thereof and any other properties and projects in which the Company or the Project Partnership has any interest, to cause the Company or the Project Partnership to establish reserves to pay anticipated costs and expenses, and to handle collections and disbursements of the Company’s funds and to cause the Company or any Project Partnership to take actions with respect to any matters necessary or desirable in connection with all applicable laws, rules and regulations of governmental agencies having jurisdiction over the Projects;

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(b) To cause all indebtedness owing by the Company or any Project Partnership or owing with respect to and secured by the Company’s or any Project Partnership’s assets, or any part thereof, to be paid prior to delinquency and make such other payments and perform such other acts as may be necessary to preserve the interest of the Company or the Project Partnership therein; and

(c) Subject to, as limited by, and in accordance with the provisions of this Agreement, to have, exercise and perform, to the full extent granted to and permitted to be exercised by members under the Act, such other rights and powers and such other business functions as may be necessary for the operation of the Company’s business, affairs and assets in the ordinary course.

Without limiting the foregoing, the Manager shall have the following powers:

(a) to control and manage the Company’s assets and to arrange for collections, disbursements and other matters necessary or desirable in connection with the management of the Company’s assets (such rights shall include the right to borrow money in furtherance of the Company purposes (including financings in which net proceeds are procured));

(b) to the extent that the Company’s financial resources will permit the Manager to do so, to see that all indebtedness owing with respect to and secured by the Company’s assets, or any part thereof, is paid and to make such other payments and perform such other acts as Manager may deem necessary to preserve the interest of the Company therein;

(c) to cause the Partnership to enter into the Project Partnership Agreement and to exercise all of the rights and privileges of the Company as a partner in the Project Partnership, and to cause the Company to discharge all of its duties, responsibilities and obligations as a partner of the Project Partnership;

(d) to pay and discharge all taxes and assessments levied and assessed against the Company’s assets or any part thereof for the account of the Company;

(e) to carry such insurance as it may deem necessary or appropriate;

(f) to have such other authority and power as may be reasonably necessary or appropriate for the operation, maintenance and preservation of the Company’s assets; and

(g) to make all decisions on behalf of the Company as a partner, member or owner in the Project Partnership. Without limiting the other provisions of this Agreement, it is understood and agreed that the Manager shall have full authority, without the further consent of any other Member, to finance, sell, assign, pledge, hypothecate, encumber or otherwise transfer Company assets in accordance with an approved Annual Plan.

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The Manager shall be reimbursed by the Company for all actual, reasonable and necessary out-of-pocket expenses incurred in connection with the discharge of its duties hereunder as Manager.

        4.3 Preparation and Filing of Tax Returns and Required Tax Elections. Manager shall cause the preparation of all Company tax returns so as to permit the timely filing thereof, shall make on behalf of the Company all tax elections and determinations, and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. Manager is hereby designated as the “tax matters partner” of the Company as defined in section 6231(a)(7) of the Code. The tax matters partner shall furnish written reports to all Members on a timely basis that detail the status of any administrative or judicial proceeding relating to the federal income tax treatment of “partnership items” (as defined in section 6231(a)(3) of the Code or Regulations promulgated thereunder). The tax matters partner shall also furnish written notice (including a copy of any written communication) to the Members of any written communication sent to or received from the Internal Revenue Service within 10 days of the date such communications are sent or received. The Members intend that the Company be treated as a partnership for federal income tax purposes, rather than an association taxable as a corporation.

        4.4 Specific Limitations on Manager. Notwithstanding anything to the contrary contained in this Agreement or the Act, other than as set forth in Section 3.5(a)(iii) hereof, without the prior written approval of the Members in their sole discretion, Manager shall have no right, power, or authority to do any of the following acts (each of which is herein called a “Major Decision”), except to the extent the matter or action is included or authorized by an Approved Annual Plan:

(a) proceed with development of land other than the initial Project Land, or acquire, by purchase or lease, any direct or indirect interest in real property in addition to Project Land (other than utility and access easements on customary terms serving a Project over property owned by third parties), or construct any significant capital improvements on Project Land or replace an existing capital improvement following completion of construction thereof;

(b) give or grant any options, rights of first refusal, deeds of trust, mortgages, pledges or security interests or otherwise encumber a Project or any portion thereof, other than the granting of customary easements;

(c) modify the Development Plan;

(d) sell or convey a Project or any portion thereof or any interest therein other than sales of residential land or units in accordance with an Approved Annual Plan or the Development Plan;

(e) cause or permit the Company to extend credit to or to make any loans or become a surety, guarantor, endorser or accommodation endorser for any person, firm or corporation;

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(f) confess a judgment against the Company, submit a Company claim to litigation or arbitration, or settle any litigation or arbitration;

(g) distribute any cash or property of the Company to a Member, or establish any reserve, other than as provided in an Approved Annual Plan or the Development Plan;

(h) enter into any lease or other occupancy arrangement not in accordance with leasing guidelines set forth in an Approved Annual Plan or the Development Plan;

(i) admit a new Member to the Company;

(j) enter into, modify, terminate or waive any breach of or default under the Development Management Agreement or any other agreement with any Affiliate of any Member;

(k) select the Company’s legal counsel, or change the Company’s counsel;

(l) except as provided in an Annual Business Plan or the Development Plan and with respect to trade payables and other borrowings in the ordinary course of the Company’s business, enter into any third party loan or other borrowing, or modify, prepay or extend the term of any third party loan or other borrowing;

(m) enter into any collective bargaining agreement;

(n) except as authorized by an Approved Annual Plan or the Development Plan, implement any advertising or marketing of a Project;

(o) acquire an interest in or transfer property to any Project Partnership.

        4.5 Safekeeping of Company Assets. Manager shall not employ Company funds or Company Assets in any manner except for the exclusive benefit of the Company. Manager shall at all times use commercially reasonable efforts at the Company’s expense to maintain the minimum insurance coverage on each Project approved by the Members from time to time in connection with the approval of the Development Plan or the Annual Plan with respect to the Project.

        4.6 Contracts with the Hines Member and Affiliates of the Hines Member.

(a) The Company may enter into agreements directly with a Hines Affiliate, and the validity of any such transaction, agreement, or payment shall not be affected by reason of any relationship between the Company and such Hines Affiliates, provided that such agreements are provided for in the Development Plan or an Approved Annual Plan or otherwise (i) such agreements do not result in expenditures or concessions by the Company in excess of the amount or terms that would be paid or agreed to by the Company in arm’s length agreements with unrelated parties with comparable experience, capability and expertise in the same business as the contracting Hines Affiliate in the same geographic area as the Company and (ii) the Company first obtains the prior written approval of BMDC of such agreement and any amendment thereto.

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(b) The parties hereby acknowledge that the Development Management Agreement between the Company and the Hines Member or a Hines Affiliate, and the fees, payments, expenditures and reimbursements described therein, satisfy the provisions of this Section 4.6. The Development Management Agreement requires the Development Manager to provide certain reports and information to the Company. The Hines Member or Hines Affiliate that is the Development Manager will provide BMDC with copies of any or all such reports and information as BMDC may request.

        4.7 Permissible Activities of the Members. (a) Except as set forth in Section 4.7(b), the Members and their Affiliates may individually and/or with others (i.e., other than in their capacity as Members) engage in other activities for profit, whether in the real estate business or otherwise, including, without limitation, the ownership, operation, development (subject to the following provisions), leasing and management of other properties similar to a Project, and may in the future participate in partnerships or other ventures for such purposes. Neither the Company nor the Members shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom.

(b) Except as set forth in Section 2.3 of the Master Development Agreement or approved by the parties to the Master Development Agreement, neither the Hines Member nor BMDC (nor any affiliate of either of them) shall acquire any property other than the “Project Land” (as defined in the Master Development Agreement) or participate in any development of said Project Land or other properties in Flathead County, Montana.

4.8 Exculpation of Manager.

(a) Neither Manager nor its partners shall be liable or accountable, in damages or otherwise, to the Company or to any other Member for any act performed or failure to act by it (or them) that arises out of, or in connection with, this Agreement or the Company’s business and affairs, unless such act or failure to act is attributable to fraud, bad faith, Gross Negligence or intentional or willful misconduct by Manager, during the period of time such Member is serving as Manager. Manager shall indemnify, defend and hold harmless the Company, its Members and the partners, officers, directors, members, shareholders and employees of each of them for any loss, damage, liability, cost or expense (including reasonable attorneys’ fees) claimed by a third party and incurred by the Company to the extent caused by any act performed or failure to act by Manager, or its employees or agents, which constitutes fraud, bad faith, Gross Negligence or intentional or willful misconduct by Manager, or its employees or agents, during the period of time such Member is serving as Manager.

(b) The Company (but not any Member) shall indemnify, defend and hold harmless Manager and its partners, agents and employees for any loss, damage, liability, cost, or expense (including reasonable attorneys’ fees) claimed by a third party and incurred by virtue of Manager’s activities as Manager hereunder and arising out of any act performed or failure to act that is within the scope of Manager’s authority hereunder, as reasonably determined by Manager, and arises out of, or in connection with, this Agreement or the Company’s business and affairs, except to the extent the act or omission constitutes fraud, bad faith, Gross Negligence or intentional or willful misconduct by Manager, or its employees or agents.

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(c) In no event shall the foregoing be deemed to confer any personal liability upon any limited partner, agent or employee of Manager or of any Member of the Company. The Company’s obligations under this Section 4.8 shall be satisfied only out of the assets of the Company and the rents, issues and profits therefrom, and in no event shall any Member be required to make any Capital Contribution to discharge the Company’s obligations under this Section 4.8.

        4.9 Approval of Members. Manager shall submit to the Members in writing for their approval each act, item or decision with respect to which Manager is required to obtain the approval of the Members pursuant to the terms of this Agreement, including each act, item or decision described in Section 4.4. Except where a different time period is established elsewhere in this Agreement, each Member shall then have a period of ten (10) business days from the date upon which it receives (or is deemed to have received) such written notice in which to approve or disapprove the act, item or decision in question. In the event that a Member fails to notify Manager of its approval or disapproval of the act, item or decision in question within the time period set forth in the preceding sentence, and such notice is not received for two (2) business days following receipt (or refusal of service) by such Member of an additional notice, such Member shall be deemed to have approved such act, item or decision. Notwithstanding the foregoing, however, in the event of any emergency posing an imminent threat to persons or property, Manager shall be required to provide only such notice as is practical under the circumstances before taking such action as Manager reasonably believes to be necessary in order to remove such imminent threat. Furthermore, all matters approved or provided for in the Development Plan or an Approved Annual Plan shall be deemed to have been approved by the Members.

ARTICLE V

RIGHTS AND OBLIGATIONS OF THE MEMBERS

        5.1 Limited Liability. The Members shall not be personally liable for any of the debts of the Company or any Project Partnership or any of the losses thereof.

        5.2 Examination of the Company Records. The Members or their representatives may, during regular business hours, examine the records (at a Project, at the regional office of HILP or at such other location approved by the Members where such records are maintained) or property of the Company or otherwise inquire as to Company affairs.

        5.3 Reliance on Authority of Person Signing Agreement; Designated Representatives.

(a) In the event that a Member is any entity other than a natural person, the Members and the Company (i) shall not be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such person; (ii) shall not be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement or any document executed in connection herewith on behalf of such entity; and (iii) shall be entitled to rely on the authority of the person signing this Agreement or any document in connection herewith with respect to the voting of the interest of such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement or any document in connection herewith.

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(b) Each Member shall designate in writing to the Company one or more representatives who shall be authorized to act under this Agreement for and on behalf of such Member. Any act, approval, consent or vote of any representative of a Member that is so designated shall be deemed to be the act, approval, consent or vote of said Member, and no Person, including, without limitation, the Company and the other Members, shall be required to inquire into the authority of such representative as to such act, approval, consent or vote on behalf of the Member who has designated said representative. Any representative may be replaced by a successor representative by written notice to the Company and designation of a substitute for such representative. Until written notice of any change is given pursuant to Section 13.2, the designated representatives (“Designated Representative(s)”) of the Members shall be as follows:

For BMDC:	Michael Collins
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

            and

Jami Phillips
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

For the Hines Member:	Robert E. Daniel, Jr.
Hines Interests Limited Partnership
426 East Main Street
Aspen, Colorado 81611
Fax No.: (970) 920-3829

            and

Clayton T. Stone
Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Fax No.: (512) 360-3385

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(c) In dealing with Manager, no Person shall be required to inquire as to its authority to bind the Company. Manager shall have the full right and authority to execute and deliver any and all agreements, contracts, documents and instruments relating to the business and affairs of the Company, without the joinder of the other Members or any other Person, and any Person dealing with the Company may rely upon Manager’s execution and delivery of any agreement, contract, document or instrument as the act and deed of the Company, without the necessity for further inquiry and notwithstanding any other provision of this Agreement.

ARTICLE VI MAINTENANCE OF CAPITAL ACCOUNTS; ALLOCATION OF COMPANY NET INCOME, NET GAIN AND NET LOSS; DISTRIBUTION OF NET CASH FLOW 6.1 Capital Accounts.
(a) A Capital Account shall be maintained for each Member, which account shall be increased (credited) by (i) the amount of money and the fair market value of property contributed and deemed contributed by such Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code), and (ii) the amount of income and gain (or items thereof) of the Company allocated to such Member, including income and gain exempt from tax and gain described in Regulations section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulations section 1.704-1(b)(4)(i); and decreased (debited) by (iii) the amount of money and the fair market value of property distributed to such Member (net of liabilities secured by such property that such Member is considered to assume or take subject to under section 752 of the Code), (iv) such Member’s distributive share of expenditures of the Company described in section 705(a)(2)(B) of the Code, and (v) the amount of loss and deduction (or items thereof) of the Company allocated to such Member, including loss and deduction described in Regulations section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (iv) above and loss and deduction described in Regulations sections 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii), and otherwise adjusted in accordance with the additional rules set forth in Regulations section 1.704-1(b)(2)(iv). In addition, a Member’s Capital Account may be adjusted as provided in Sections 9.2 and 9.3 hereof. The Capital Accounts of all Members shall be adjusted as required under Regulations sections 1.704-1(b)(2)(iv)(f) or 1.704-1(b)(2)(iv)(m), as applicable, to reflect any aggregate net adjustment to the values of Company assets as permitted by the Code or the relevant Regulations.

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(b) A single Capital Account shall be maintained for each Member, which Capital Account shall reflect all allocations, distributions, or other adjustments required by this Article VI with respect to Company interests owned by such Member, regardless of whether such Member owns more than one class of Company interest.

(c) If, pursuant to Regulations sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Company property is reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the Members’ Capital Accounts shall be adjusted in accordance with Regulations section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to such property.

(d) Upon any transfer of all or part of a Company interest, as permitted by this Agreement, the Capital Account (or portion thereof) of the transferor that is attributable to the transferred interest (or portion thereof) shall carry over to the transferee, as prescribed by Regulations section 1.704-1(b)(2)(iv)(l).

6.2 Allocation of Net Income and Net Loss

(a) Net Income shall be allocated as follows:

(i) First, to the Members to the extent of the excess of the Accumulated Preference Return, over the aggregate Net Income theretofore allocated to such Member pursuant to this clause (i).

(ii) Second, to the Members in the amount by which (a) the aggregate amount of the distributions theretofore received by the Members pursuant to Sections 6.6(c) and 6.6(d) exceeds (b) the aggregate Net Income theretofore allocated to such Member pursuant to clause (i) and this clause (ii) of this Section 6.2(a).

(iii) Third, to the Members in accordance with their Capital Return Percentages to the extent that when allocated the Net Income would reduce a Cumulative Net Loss but only to the extent of the excess of (A) the Net Loss allocated pursuant to Section 6.2(b)(iii), over (B) the Net Income previously allocated pursuant to this clause (iii) of this Section 6.2(a).

(iv) Fourth, sixty percent (60.0%) to BMDC and forty percent (40.0%) to the Hines Member to the extent of the excess of (A) $319,915.00, over (B) the sum of (I) the aggregate Net Income previously allocated pursuant to this clause (iv) of this Section 6.2(a), and (II) the aggregate Net Loss allocated pursuant to Section 6.2(b)(ii).

(v) Fifth, to the Members in accordance with their respective Horizontal Ownership Percentages.

(b) Net Loss shall be allocated as follows:

(i) First, to the Members in proportion to, and to the extent of, an amount equal to the excess of (A) the Cumulative Net Income allocated to the Members pursuant to clause (v) of Section 6.2(a), over (B) the aggregate Net Loss previously allocated to the Members pursuant to this clause (i) of Section 6.2(b).

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(ii) Second, to the Members in proportion to, and to the extent of, an amount equal to the excess of (A) the Cumulative Net Income allocated to the Members pursuant to clause (iv) of Section 6.2(a), over (B) the aggregate Net Loss previously allocated to the Members pursuant to this clause (ii) of Section 6.2(b).

(iii) Third, to the Members in accordance with their Capital Return Percentages to the extent that when allocated the Net Loss would add to a Cumulative Net Loss.

        6.3 Limitations and Qualifications Regarding Special Allocations. Notwithstanding the provisions of Section 6.2, Net Income and Net Loss of the Company (or items of income, gain, loss, deduction or credit, as the case may be) shall be allocated in accordance with the following provisions of this Section 6.3 to the extent such provisions shall be applicable.

(a) Notwithstanding any other provision of Section 6.2 hereof, but subject to the exceptions set forth in Regulations section 1.704-2(f)(2), (3), (4) or (5), if there is a net decrease in the Minimum Gain of the Company during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to that Member’s share of the net decrease in Minimum Gain, within the meaning of Regulations section 1.704-2(g)(2). The Minimum Gain chargeback shall consist first of income and gain from the disposition of Company Assets subject to nonrecourse liabilities of the Company, with the remainder of the Minimum Gain chargeback, if any, made up of a pro rata portion of the Company’s other items of income and gain for such year, and shall be determined in accordance with Regulations sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. If such income and gain from the disposition of Company Assets exceeds the amount of the Minimum Gain chargeback, a proportionate share of each item of such income and gain shall constitute a part of the Minimum Gain chargeback. The provisions of this Section 6.3(a) are intended to comply with the minimum gain chargeback requirement of Regulations section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.

(a) Notwithstanding any other provision of Section 6.2 hereof or this Section 6.3 other than Section 6.3(a), but subject to the exceptions referenced in Regulations section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any fiscal year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(5), as of the beginning of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, for succeeding years) equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations section 1.704-2(i)(4) or any successor provision. The provisions of this Section 6.3(b) are intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement of Regulations section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.

(c) If any Member receives any adjustments, allocations, or distributions described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Capital Account Deficit of such Member, if any, to the extent required by the Regulations. The provisions of this Section 6.3(c) are intended to comply with the “qualified income offset” requirement of Regulations section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted in accordance therewith for all purposes under this Agreement.

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(d) Nonrecourse Deductions of the Company for any fiscal year shall be specially allocated to the Members in accordance with the allocation of Net Income or Net Loss for such fiscal year pursuant to Section 6.2 of this Agreement. Member Nonrecourse Deductions of the Company for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss for the liability in question. The provisions of this Section 6.3(d) are intended to satisfy the requirements of Regulations sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

(e) No net loss shall be allocated to a Member pursuant to Section 6.2 hereof to the extent that such loss would cause such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. Instead, any such loss shall be allocated to each other Member to the extent that such allocation would not cause such other Member to have an Adjusted Capital Account Deficit.

(f) Net Income and Net Loss of the Company shall not be allocated in accordance with Section 6.2 hereof or any paragraph of this Section 6.3 other than this paragraph (f) if and to the extent that any such allocation would cause the Company’s allocations not to have substantial economic effect for purposes of section 704(b)(2) of the Code under the economic effect equivalence test set forth in Regulations section 1.704-1(b)(2)(ii)(i), and any such Net Income and Net Loss shall instead be allocated to and among the Members in the amounts and in the manner necessary to cause the Company’s allocations to comply with such economic effect equivalence test. For purposes of this Section 6.3(f) only, it shall be assumed that no Member is obligated to contribute to the Company any cash or property to eliminate the deficit balance existing in its Capital Account upon the liquidation of the Company except to the extent that such Member is personally liable under law or by contract to satisfy a Company liability.

(g) The allocations set forth in this Section 6.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in making allocations among the Members of Net Income and Net Loss (and items thereof) of the Company other than the Regulatory Allocations such that, to the extent possible, the net amount of such allocations of Net Income and Net Loss (and items thereof) other than the Regulatory Allocations, together with the Regulatory Allocations, shall equal the net amount that would have been allocated to and among the Members had the Regulatory Allocations not occurred.

(h) It is intended that the allocations set forth in Section 6.2 satisfy the substantial economic effect requirement of section 704(b) of the Code. However, in the event that counsel to the Company or any Member determines that such requirements are not satisfied, the Manager shall modify such allocations in order to comply with such requirements.

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        6.4 Contributed Property. In accordance with Section 704(c) of the Code and applicable Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the Company (or any predecessor thereto) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company (or any predecessor thereto) for federal income tax purposes and the fair market value of such property for federal income tax purposes at the time of contribution. In addition, in the event that any asset of the Company is revalued pursuant to the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder, subsequent allocations of income, gain, loss and deduction for tax purposes with respect to such asset shall take account of any variation between the adjusted basis of such assets for federal income tax purposes and its adjusted value, in the same manner as under Section 704(c) of the Code and the applicable Treasury Regulations. In making the adjustments required by Section 704(c) of the Code and this Section 6.4, the Company shall elect to use the traditional method with curative allocations within the meaning of Treasury Regulations Section 1.704-3(c).

        6.5 Allocation of Items with Respect to Interests Transferred. If any Interest is transferred during any fiscal year, the Net Income and Net Loss attributable to such interest for such fiscal year will be divided and allocated proportionately between the transferor and the transferee by taking account of their varying interests in the Company during such fiscal year on a daily, monthly, or other basis, as determined by Manager, using any method permitted by section 706 of the Code and the Regulations promulgated thereunder.

        6.6 Distribution of Company Available Cash Flow. The Company Available Cash Flow shall be distributed (subject to any amounts reserved by the Manager) no less frequently than quarterly as follows:

(a) First, to repay all indebtedness of the Company including any Member Loans but excluding any Land Note;

(b) Second, to establish reserves authorized pursuant to the Development Plan or an Approved Annual Plan;

(c) Third, to the Members in accordance with their Capital Return Percentages until each Member has received its accrued and unpaid Preference Return;

(d) Fourth, to the Members in accordance with their Capital Return Percentages until each Member has received its accrued and unpaid Accumulated Preference Return;

(e) Fifth, to the Members in accordance with their Capital Return Percentages until each Member has received its Outstanding Capital Contribution balance;

(f) Sixth, to repay the Land Note in full (including accrued interest thereon);

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(g) Seventh, sixty percent (60.0%) to BMDC and forty percent (40.0%) to the Hines Member until the Hines Member has received an aggregate amount of $127,966.00 pursuant to this Section 6.6(g); and

(h) Eighth, to the Members in accordance with their Horizontal Ownership Percentages.

ARTICLE VII

ASSIGNABILITY

        7.1 Transfers and Pledges. Except as contemplated in this Section 7.1 or Article XI, no Member shall Transfer or Pledge all or any part of its Interest without the prior written consent of the other Member which approval may be given or withheld in the sole and absolute discretion of the other Member. Nothing herein shall prohibit the Transfer or Pledge of any limited partner interest in any Member of the Company.

7.1.1 Hines Member Permitted Transfers. Subject to Section 7.2, the Hines Member at any time without the consent of BMDC may Transfer all or any portion of its Interest to any Hines Affiliate, provided that (i) the Hines Member notifies BMDC in writing of such Transfer at least ten (10) business days prior to the date of the Transfer, (ii) such Transfer shall not violate any of the terms of any financing documents or other obligations of the Company approved by the Hines Member, and any guaranty given to such lender for the benefit of the Company remains in full force and effect and (iii) the transferee must assume all of the obligations of the Hines Member thereafter accruing with respect to such interest Transferred arising hereunder and under all agreements given by the Hines Member to third parties, to the extent of the interest Transferred.

7.1.2 BMDC Permitted Transfers. Subject to Section 7.2, BMDC at any time without the consent of Manager may Transfer all or any portion of its Interest to a BMDC Affiliate, provided that (i) BMDC notifies the Hines Member in writing of such Transfer within ten (10) business days of the Transfer, (ii) such Transfer shall not violate any of the terms of any financing documents or other obligations of the Company approved by BMDC, (iii) the transferee must assume all of the obligations of BMDC thereafter accruing with respect to such interest Transferred arising hereunder and under all agreements given by BMDC to third parties, to the extent of the interest Transferred, and (iv) such Affiliate shall have sufficient net worth, as reasonably determined by the Hines Member, to fulfill the obligations of BMDC under this Agreement to the extent of the interest so Transferred.

7.1.3 Limitation on Transfers. Except for transfers permitted under Sections 7.1.1 and 7.1.2, no Member shall be permitted to Transfer all or any portion of its Interest during the pendency of a Buy-Sell procedure pursuant to Section 11.1, or during the period following the issuance of a Forced Sale Notice and prior to the earlier of (x) an Election by the Receiving Member to permit the sale to a third party pursuant to Section 11.2(c)(i) or (y) the Closing of the acquisition by the Receiving Member pursuant to Section 11.2(c)(ii) except in any event pursuant to a Buy-Sell or a Forced Sale procedure, as applicable.

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        7.2 Additional Covenants Concerning Transfers. In the event of any Transfer of an Interest in accordance with the provisions of this Article VII, the Members agree to cooperate fully in order to facilitate such Transfer, such cooperation to include without limitation the execution of all appropriate instruments or documents evidencing such Transfer or such Member’s consent thereto, provided that any reasonable expenses incurred by the non-transferring Member shall be reimbursed by the other Member and the non-transferring Member shall not be required to incur any additional risk, liability or obligation in connection therewith. In no event shall any Member be permitted to Transfer an Interest if such Transfer violates applicable laws, or any rule or regulation promulgated thereunder, or causes a termination of the Company for purposes of Section 708 of the Code, and, if required by the non-transferring Member, the transferring Member shall obtain and deliver to the non-transferring Member an opinion, in form and substance reasonably satisfactory to the non-transferring Member, of counsel reasonably acceptable to the non-transferring Member, to the effect that any such Transfer will not be in violation of such laws, rules or regulations and will not cause such a termination of the Company.

        7.3 Admission as Substituted Member. Any person acquiring an Interest in the Company shall have no right to participate in the management of the business and affairs of the Company except upon the approval of the other Members in their reasonable discretion; provided, however, that in the event the Hines Member Transfers its Interest to an entity controlled, directly or indirectly, by a Hines Affiliate for purposes of providing an Investor (as defined in the Master Development Agreement) with an economic interest in the Company, such transferee shall be admitted as a Member and as Manager of the Company. It is the intent of the parties that at all times there shall be a single decision making entity for each of the Hines Member and BMDC and in the event of a partial Transfer by either, the original Member shall be designated as such single decision making entity for all purposes hereof and such original Member’s successors shall be bound by such decision of its transferor for all purposes, including, without limitation, any course of action taken by such original Member pursuant to Article XI. Any Member Interest transferred pursuant to any provision of this Article VII shall thereafter remain subject to all the provisions of this Article VII and this Agreement.

ARTICLE VIII

ACCOUNTING PROCEDURE

        8.1 Fiscal Year. The fiscal year of the Company shall begin on January 1 and shall end on December 31 of each year.

        8.2 Books of Account. There shall be kept books of account at the offices of the Company in which shall be entered fully and accurately each and every transaction of the Company. The books shall be kept using the accrual method of accounting. Each Member shall have unrestricted access to and the right to inspect the books and records of the Company and the right to consult with and advise those persons carrying out the business of the Company upon reasonable notice during business hours.

8.3 Annual Reports.

(a) At the end of each fiscal year, Manager shall, at the expense of the Company, have an independent certified public accountant (which shall be chosen by Manager with the consent of the Members) prepare audited financial statements of the Company as of the close of such fiscal year, including a balance sheet, a statement of income or loss, a statement of cash flows, and a statement of changes in Members’ capital. A copy of such audited financial statements for each fiscal year shall be furnished by Manager to each of the Members not later than 90 days after the end of the fiscal year of the Company. The audited financial statements shall be prepared in accordance with generally accepted accounting principles.

(b) Not later than 120 days after the end of the fiscal year of the Company, Manager shall furnish to BMDC a copy of the Company’s U.S. Partnership Return of Income (presently Form 1065) and BMDC’s Schedule K-1 of the Company’s U.S. Partnership Return of Income. The tax reporting information shall also be accompanied by a reconciliation between the information set forth on the annual audited financial statements pursuant to Section 8.3(a) above and the information furnished to the Members for federal income tax purposes pursuant to this Section 8.3(b).

8.4 The Development Budget, the Development Plan and the Annual Plan.

(a) The Hines Member and BMDC have approved the Development Plan for the initial Project, including a proposed Development Budget describing, among other matters, the maximum Project Capital Commitments of the Members. The Company will not proceed with developing any additional Projects until such time as the Hines Member and BMDC have approved a Development Plan for the additional Project. Each Development Plan and the Development Budget for each Project may be amended from time to time (i) with the mutual approval of the Members, (ii) to reflect amendments consistent with the Plans, the Construction Contract and/or the Construction Financing, (iii) to be consistent with any subsequently Approved Annual Plan or (iv) as otherwise provided therein.

(b) For each Project, within ninety (90) calendar days prior to the date on which the first sale of property by the Company in the ordinary course of business is scheduled to occur, Manager shall prepare and submit to the Members for their approval a budget and strategic operating plan (the “Annual Plan” or, as approved, the “Approved Annual Plan”) for the Company through the then current calendar year, which shall set forth all anticipated income, operating expenses and capital and other costs and expenses of the Company together with guidelines for sales for the coming year and include all backup information reasonably requested by the Members. Thereafter, the Annual Plan for each subsequent fiscal year shall be prepared and be sent to the Members for review by the Members in draft form by October 1 of the preceding year and shall be submitted in final form to the Members for approval no later than 30 calendar days prior to the end of each fiscal year with respect to the following fiscal year. Each Member shall have thirty (30) days from the date upon which it receives the Annual Plan to approve or disapprove such Annual Plan. If a Member has not notified Manager of its approval or disapproval of the Annual Plan by the end of such 30-day period, such Member shall be deemed to have approved the Annual Plan. Manager shall exercise good faith efforts to operate each Project in accordance with the Approved Annual Plan. Prior to the approval of an Annual Plan, Manager shall operate the Company in accordance with the prior year’s Approved Annual Plan. Notwithstanding the foregoing, the Approved Annual Plan for the calendar year immediately preceding the calendar year for which the Annual Plan has not yet been approved shall automatically be adjusted for increases, if any, in debt service, taxes, insurance and other costs payable to third parties beyond the reasonable control of Manager.

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In conjunction with the formulation of, and as part of, the Annual Plan for each year, Manager will also develop sales and other operating guidelines for each Project for the upcoming fiscal year, which sales and other operating guidelines shall include (i) a standard form or forms of sale contract to be offered to prospective buyers, (ii) a schedule of proposed sales prices of lots and units, for the upcoming fiscal year, (iii) a description of any anticipated inducements, concessions, or allowances to be offered, (iv) a budget for the costs to be incurred for the balance of the projected sales period and (vi) a summary of the general content and method of presentation of the advertising and marketing program to be implemented with respect to each Project.

        8.5 Multiple Projects. If the Company undertakes more than one Project, the budgeting and reporting for each Project shall be maintained separately for each Project.

ARTICLE IX

DURATION AND DISSOLUTION

        9.1 Dissolution.

(a) The Company shall continue in existence until the earliest to occur of (i) a written election by the Hines Member and BMDC to dissolve the Company or a written election by one Member to dissolve the Company pursuant to the express right to do so granted in this Agreement; (ii) the sale, forfeiture, or abandonment of substantially all of the Company Assets; (iii) the December 31 following the 20th anniversary of this Agreement; or (iv) any other event causing the dissolution of the Company by operation of law.

(b) Except as expressly provided herein to the contrary, each Member agrees not to withdraw from the Company without the prior written consent of the other Member.

9.2 Liquidation.

(a) Except as otherwise provided herein, upon the dissolution of the Company no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions of this section. In such event, a liquidating trustee shall be appointed as follows: Each Member shall select an advisor and the advisors shall select a third person to serve as liquidating trustee. The liquidating trustee shall have full authority to wind up the affairs of the Company and to make final distribution as provided herein.

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(b) Upon the dissolution of the Company, the liquidating trustee shall sell the Company Assets at the best price available, or, with the consent of all Members, the liquidating trustee may distribute those assets in kind; provided, however, that the liquidating trustee shall ascertain the fair market value by appraisal or other reasonable means of the Company Assets to be distributed in kind, and each Member’s Capital Account shall be charged or credited, as the case may be, as if such asset had been sold for cash at such fair market value and the net gain or net loss recognized thereby had been allocated to and among the Members in accordance with Article VI above. All of the Company Assets shall be so applied and distributed by the liquidating trustee on or before the later to occur of (x) the end of the taxable year in which the dissolution of the Company occurs, (y) the date that is 90 days following the date upon which substantially all of the Company Assets are sold or otherwise disposed of by the Company, or (z) the date that is 90 days following the date any other event of dissolution occurs, and in the following order:

(i) First, to the creditors of the Company;

(ii) Second, to setting up the reserves that the liquidating trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(iii) Finally, in the manner provided in Section 6.6, as applicable.

(c) The liquidating trustee shall comply with any requirements of the Act or other applicable law, except as modified by this Agreement in the manner permitted by the Act, pertaining to the winding up of a limited liability company, at which time the Company shall stand liquidated.

        9.3 Liquidation of a Member’s Interest. Notwithstanding anything herein to the contrary, in the event of the liquidation of an Interest other than in connection with the liquidation of the Company, the Company shall distribute to such Member (the “Liquidating Member”) in liquidation of its interest cash or other assets with an aggregate value equal to the positive balance in the Liquidating Member’s Capital Account, as adjusted to reflect all allocations to the Liquidating Member as provided in this Section 9.3 and in Article VI hereof. Immediately prior to the distribution described in the preceding sentence, a liquidating trustee, appointed as provided in Section 9.2, shall determine the fair market value of the Company Assets by such reasonable methods of valuation as it may adopt, and all Members’ Capital Accounts shall be charged or credited, as the case may be, as if such assets had been sold at such fair market value and the net gain or net loss recognized thereby had been allocated to and among the Members in accordance with Section 6.2 above. The adjustment described in this Section 9.3 shall take place on or before the later of (i) the end of the taxable year of the Company in which the liquidation occurs or (ii) 90 days after the date of such liquidation.

ARTICLE X

COMPENSATION AND FEES

        10.1 Management Fee. The Company shall retain the Development Manager to perform the services of development manager under the Development Management Agreement and shall pay to Development Manager the fees provided therein.

        10.2 Reimbursement of Expenses. The Company shall pay to the Manager, as and when requested, the amounts necessary to reimburse the Manager for the direct third-party out-of-pocket expenses actually incurred by it in administering the Company hereunder as set forth in the Development Plan or Approved Annual Plan.

ARTICLE XI

BUY-SELL PROCEDURES/FORCED SALE

        11.1 Buy-Sell Right. (a) At any time during the Buy-Sell Period, either the Hines Member, on the one hand, or BMDC, on the other hand (the actual Member giving such notice being herein called the “Electing Member”), shall have the option (“Buy-Sell Right”) to cause to occur the buy-sell rights under this Article XI by giving written notice thereof to the other Member (the Member receiving such notice being herein called the “Non-Electing Member”).

(b) No notice may be given by any Member at any time that the exercise thereof would constitute a default with respect to any indebtedness of the Company secured by a lien on any Project (unless the holder thereof has theretofore waived such default or the Electing Member in its notice states such indebtedness will be paid in full and demonstrates it has the financial means to do so) or under any lease or other agreement to which the Company is a party or by which it or its assets are bound and which lease or other document was approved by the Members.

(c) If the Buy-Sell Right is exercised, then the Electing Member, in its notice of exercise, shall set forth an all-cash price for all Projects and other assets (except cash) of the Company (“Price”), taking into account (but not reduced by) all liens, debts and other then-existing liabilities as reflected on the most recent financial statements for the Company and taking into account Section 11.3(iii) below. The Non-Electing Member shall then decide whether (i) the Electing Member will buy the Interest of the Non-Electing Member, or (ii) the Non-Electing Member will buy the Interest of the Electing Member in the Company. If the Non-Electing Member does not give to the Electing Member written notice selecting (i) or (ii) within ninety (90) days after the Electing Member gives notice of exercising the Buy-Sell Right, then the Electing Member may either withdraw its exercise of the Buy-Sell Right or at any time thereafter give written notice of such failure (“Failure Notice”) to the Non-Electing Member and, if the Non-Electing Member has not elected (i) or (ii) within ten (10) days after delivery of such Failure Notice, then the Non-Electing Member will be deemed to have selected (i). Within ninety (90) days (or eighty (80) days in the event a Failure Notice is delivered) after the determination of whether the Electing Member or the Non-Electing Member will buy under (i) or (ii), the Members shall complete such purchase and sale. The price (the “Closing Sum”) the Electing Member under (i) or the Non-Electing Member under (ii) shall pay such non-purchasing Member is the sum the non-purchasing Member would have received under this Agreement if all Projects and other assets of the Company (except cash) had been sold for the Price; provided, however, that the expenses of sale shall be disregarded in computing the amount distributable pursuant to Article VI hereof. Subject to the preceding provisions of this Section 11.1, the Buy-Sell Right may be exercised at any time. During the pendency of proceedings under this Article XI, no Member shall make any Transfer of its Interest other than pursuant to the Buy-Sell Right that instituted such proceedings.

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11.2 Forced Sale.

(a) In addition to the rights of the parties with respect to the Buy-Sell provisions of Section 11.1 above, at any time after the Buy-Sell Period, either Member (the actual Member initiating a Forced Sale being herein called the “Initiating Member”) shall have the right (the “Forced Sale Right”) to require a sale of all Projects by the Company pursuant to the provisions of this Section 11.2 (herein called a “Forced Sale”). The Initiating Member may initiate the Forced Sale by giving a written notice (a “Forced Sale Notice”) signed by the Initiating Member to the other Member (the “Receiving Member”).

(b) The Forced Sale Notice shall specify (i) the Initiating Member’s determination of the all-cash price for all Projects and other assets of the Company (except cash), taking into account, but not reduced by, all liens, debts and other then-existing liabilities as reflected on the most recent financial statements for the Company (the “Forced Sale Price”), (ii) allocation of closing costs, and (iii) such other material economic terms of such sale as the Initiating Member may propose to the Receiving Member; provided, however, that the terms of such sale must (A) provide for an “as is” sale as of the time the Forced Sale Notice is given, (B) provide for expiration of any representations or warranties (other than a special warranty of title) not more than one (1) year following the closing, (C) provide for closing within 100 days of the date a contract is signed and (D) be subject to no contingencies other than customary due diligence contingencies, such as review of title, survey and environmental matters; provided, however, that acceptable contingencies shall not include those based on further completion of the Projects, occupancy, sale or rental achievement.

(c) The Receiving Member shall have the right, exercisable by delivery of notice in writing (referred to herein as an “Election”) to the Initiating Member within ninety (90) calendar days from the date of receipt by the Receiving Member of the Forced Sale Notice (referred to herein as the “Election Date”), to notify the Initiating Member either:

(i) That the Receiving Member is agreeable to the sale of the Projects by the Company for a price not less than ninety percent (90.0%) of the Forced Sale Price set forth in the Forced Sale Notice and on other terms no less favorable to the Company than those set forth in the Forced Sale Notice; provided, however, that neither the Member nor any of its Affiliates shall qualify as a purchaser under this clause (i) without the written consent of the Initiating Member in its sole discretion; or

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(ii) That the Receiving Member elects to buy the Interest of the Initiating Member for a cash purchase price equal to the Initiating Member’s Forced Sale Value (as defined in subparagraph (e) below).

In the event the Receiving Member fails to give the Initiating Member written notice of the Receiving Member’s Election on or before the Election Date, the Initiating Member may either withdraw its Forced Sale Notice or shall give the Receiving Member a final written notice stating that the Election Date has occurred. In the event the Receiving Member fails to give the Initiating Member written notice of the Receiving Member’s Election within ten (10) days following the Receiving Member’s receipt of such final notice, the Receiving Member shall be deemed to have made an Election to agree to sell under Section 11.2(c)(i) above.

(d) In the event of an Election pursuant to Section 11.2(c)(i) above, the agreement to such sale between the Members shall be binding for six months following the date of such election (or deemed election) by the Receiving Member. During such six-month period the Company (and the Members) shall cooperate in good faith to effect such sale by a contract to be executed within such period with closing to occur not later than one hundred (100) days following the date of the execution of the contract of sale. In the event the Initiating Member is not the Manager and is dissatisfied with the marketing efforts undertaken by the Manager to complete the sale of the Projects, the Initiating Member may give the Manager written notice of such dissatisfaction, together with a description in reasonable detail of the deficiencies observed and suggestions for resolving the same. In the event such deficiencies have not been rectified within 30 days following the date of such notice, then the Initiating Member shall have the right to act on behalf of the Company in the place of Manager in connection with such sale for the duration of such six-month period and, if applicable, 100-day period prior to closing. In the event that such sale is not consummated as contemplated thereby, the Company shall, at the direction of both Members, exercise any remedies or rights, or satisfy any liabilities, the Company may have with respect thereto, and the Members shall be restored to the status quo ante under this Agreement. The failure of either Member to close or the failure of either Member to cooperate with the effort to sell or to cause the closing to occur once the Projects are subject to a contract of sale as required by this Section 11.2(d) shall constitute a Defaulting Event hereunder.

(e) As used herein, a Member’s “Forced Sale Value” shall be equal to the sum the Member would have been entitled to receive had the sale of the Projects been closed and consummated on the terms of the Forced Sale Notice and the Company thereafter liquidated in the manner provided in Article IX hereof, assuming the prior allocation of any Net Income or Net Loss in accordance with the terms of this Agreement which would have been recognized by the Company in connection with any sale of the Projects for an amount equal to the purchase price provided for in the Forced Sale Notice.

(f) If the Receiving Member agrees or is deemed to have agreed to the sale to a third party pursuant to Section 11.2(c)(i) above, and no such third-party sale is consummated within 180 days following the date of the Receiving Member’s Election or deemed Election, the requirement to sell the Projects shall lapse and be of no further force and effect, until and unless a new Forced Sale Notice is given as herein provided.

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(g) Closing pursuant to an exercise under Section 11.2(c)(ii) shall be held on or before the date set forth in the Forced Sale Notice.

(h) Subject to the provisions of this Section 11.2 and Section 11.8, a Forced Sale may be instituted at any time.

        11.3 Closing. The closing of the purchasing Member’s purchase of the other Member’s Interest pursuant to Section 11.1 or Section 11.2(c)(ii), as applicable, shall be held at the principal office of the Company, at 10 a.m., local time, on such business day within the applicable period for completing the purchase and sale referred to in Section 11.1 or 11.2 hereof as the purchasing Member may select (provided that the purchasing Member shall give to the Company and to the non-purchasing Member notice of such selected date at least ten (10) days prior thereto), or if the purchasing Member shall not select a date for such closing, then on the last day for closing under Section 11.1 or 11.2 (or if such last day shall not be a regular business day, then on the next business day following such last day) (the “Closing Date”). Notwithstanding the foregoing, the purchasing Member may at any time upon not less than ten (10) days’ written notice set a revised Closing Date so long as it is earlier than the original Closing Date. Pending the closing, Manager shall cause the business of the Company to be conducted in the ordinary course and shall not pay or incur any costs, expenses or obligations or accelerate or defer the receipt of any revenues in such a way as to cause the Company Available Cash Flow that is to be distributed on the Closing Date as provided in clause (iii) below or the operating expenses or Company liabilities as of the Closing Date to be materially different from what such would have been as of such date in the absence of the purchase and sale pursuant to this Article XI. At the closing,

(i) the purchasing Member shall pay to the selling Member the difference between (A) the sum of the selling Member’s share of the Company’s income prorated to the Closing Date and (1) the Closing Sum in the event of a Buy-Sell or (2) the Initiating Member’s Forced Sale Value in the event of an election pursuant to Section 11.2(c)(ii), as applicable, and (B) the selling Member’s share of the Company’s expenses prorated to the Closing Date, in cash or by wire transfer of immediately available U.S. funds completed prior to 2 p.m. local time on the Closing Date. All costs and expenses incurred in connection with any closing pursuant to Section 11.1 shall be paid by the Member incurring such costs, and no deductions shall be made from the Closing Sum for deemed closing costs. All out-of-pocket costs and expenses incurred by the Hines Member or BMDC in connection with any closing pursuant to Section 11.2(c)(ii) shall be paid as set forth in the Forced Sale Notice, and the amount payable by the purchasing Member shall be adjusted accordingly.

(ii) the non-purchasing Member shall assign to the purchasing Member or its or their nominees or assignees, with title covenants of general warranty, the entire Company Interest of the non-purchasing Member, free and clear of all liens, claims and encumbrances (or, in lieu thereof, the purchasing Member may elect to have the Company convey to it all assets of the Company through appropriate deeds, assignments of leases and the like). Additionally, at the request of the purchasing Member, in order to confirm record title to the assets of the Company, the non-purchasing Member shall convey and transfer to the purchasing Member or its nominee or assignee, by quit claim deed and bill of sale, the entire right, title and interest of the non-purchasing Member in and to all assets of the Company;

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(iii) there shall be a distribution to the Members of all Company Available Cash Flow in accordance with Section 6.6 hereof, as applicable determined as of the Closing Date; and

(iv) the non-purchasing Member and the purchasing Member shall execute and deliver such other documents as may be reasonably necessary to carry out such transaction.

        11.4 Default by Purchasing Member. In the event that the purchasing Member shall default in its obligation to consummate the purchase contemplated by Section 11.1 or Section 12.2(c)(ii) and such failure continues for more than five business days following written notice thereof, then the non-purchasing Member shall, at its option, have the right to (i) (x) in the case of a Buy-Sell pursuant to Section 11.1, become the purchasing Member on the same terms and provisions as were applicable to the purchase that the Defaulting Member failed to close with a ten percent (10.0%) discount on the amount payable or (y) in the case of an election pursuant to Section 11.2(c)(ii), elect to acquire the Defaulting Member’s Interest for an amount equal to ninety percent (90.0%) of the Defaulting Member’s Forced Sale Value (taking into account the adjustments set forth in the first partial sentence of Section 11.3(i)); or (ii) abandon the purchase and sale contemplated by this Article XI and carry forward as if the Buy-Sell Right or Forced Sale Right had not been exercised; or (iii) if it had not been the Electing Member with respect to the Buy-Sell Right or Forced Sale Right that the purchasing Member failed to consummate, then institute the Buy-Sell Right or Forced Sale Right itself; or (iv) pursue any other right or remedy at law or in equity (it being agreed the non-purchasing Member shall have the right to compel specific performance) against the purchasing Member. If the non-purchasing Member shall not have used one or more of the options described in the preceding clauses (i) through (iv) of this Section 11.4 within six (6) months after the default by the purchasing Member, then the non-purchasing Member shall be deemed to have elected option (ii); provided, however, that either Member shall thereafter be entitled to exercise a new Buy-Sell Right or Forced Sale Right, subject to the provisions of Section 11.1 or 11.2, as applicable. Except as provided in the preceding two sentences, the rights and remedies provided herein are cumulative, and the use of any one right or remedy by a Member shall not preclude or waive its right to use any or all of the other rights or remedies available to it.

        11.5 Default by Non-purchasing Member. In the event the non-purchasing Member shall default in its or their obligations to consummate the purchase contemplated by this Article XI, then the purchasing Member may (i) abandon the purchase and sale contemplated by this Article XI and proceed as if the Buy-Sell Right or Forced Sale Right or Put Right had not been exercised, (ii) enforce specific performance of the sale contemplated by this Article XI or (iii) exercise any remedy to which it may be entitled at law or in equity.

        11.6 Liability After Closing. From and after the consummation of any purchase and sale pursuant to this Article XI, (i) the non-purchasing Member or its Affiliates shall have no obligation or liability (except for title warranties) with respect to matters pertaining to the Company arising on and after the Closing Date, and the purchasing Member shall assume and be responsible for any such liabilities or obligations arising on and after the Closing Date as well as any obligations of the non-purchasing Member’s Affiliate under any indemnity or guaranty relating to the Projects as to which the purchasing Member had written notice at the time of its decision to purchase, and (ii) the purchasing Member shall have no obligation or liability with respect to matters pertaining to the Interest so purchased arising prior to the Closing Date. The non-purchasing Member shall indemnify the purchasing Member from and against all of the non-purchasing Member’s obligations under this Agreement arising prior to the Closing with respect to the Interests being conveyed. The purchasing Member shall indemnify the non-purchasing Member from and against all such obligations arising on and after the Closing with respect to the Interests being conveyed.

        11.7 Limitation on Exercise. Notwithstanding anything herein to the contrary, no Forced Sale Right may be exercised until all periods for making elections and performing obligations under any previous Buy-Sell Right pursuant to Section 11.1 have elapsed (except for remedies described in Sections 11.4 and 11.5 above in the event of a default). In addition, no Buy-Sell Right may be exercised for a period of 90 days after the date a Forced Sale Notice is given pursuant to Section 11.2. Following the expiration of such 90-day period, either Member may exercise a Buy-Sell Right, provided, however, that no such exercise shall be permitted (i) if prior to such exercise of a Buy-Sell Right, a bona fide offer to purchase the Projects on terms at least as favorable as contained in the Forced Sale Notice has been delivered to the Members and thereafter a contract is produced within 60 days from the date of such bona fide offer or (ii) following the Election by a Receiving Member under Section 11.2(c)(ii) (except as provided in Section 11.4).

        11.8 No Assignment. Neither Member may assign its rights and obligations under Section 11.1 or Section 11.2 to any third party (other than a successor to such Member’s interest), provided, however, that a Member may freely assign its right to receive a conveyance of all or part of an Interest by delivering notice of such assignment to the other Member.

        11.9 Release of Liability. Subject to Section 7.1 of this Agreement, in the event any Member shall sell its entire Interest (other than in a sale of the Projects or the entire Interests of all Members), in compliance with the provisions of this Agreement without retaining any interest therein, directly or indirectly (unless such sale was made pursuant to Article VII), then the Selling Member shall be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer, and such Member and its Affiliates, as applicable, shall be released from any written indemnity or guaranty obligations relating to the Projects as to which the purchasing Member had notice at the time of its decision to purchase.

ARTICLE XII

DEFAULTING EVENT REMEDIES

        12.1 Election to Purchase Defaulting Member’s Interest. In the event that a Member becomes a Defaulting Member (or purposes of this Article XII only, the term “Defaulting Member” shall refer only to a Member who committed a Defaulting Event or a Monetary Default under Article III) the non-defaulting Member shall have the option to purchase the Interest of the Defaulting Member in the Company, with any such election to be made by the non-defaulting Member giving notice of such election to the Defaulting Member within 30 days after the non-defaulting Member first discovers that the other Member has become a Defaulting Member (and so notifies the Defaulting Member in writing).

        12.2 Purchase Price of Defaulting Member’s Interest. If either Member becomes a Defaulting Member, in the event that the non-defaulting Member elects under Section 12.1 to purchase the Defaulting Member’s Interest, the purchase price of such Interest shall be ninety percent (90.0%) of the amount that the Defaulting Member would have received under Section 11.1 if the Price equaled the fair market value of the Projects (taking into account the adjustments set forth in the first partial sentence of Section 11.3(i)); provided, however, that the non-defaulting Member shall receive a credit against such purchase price in the amount of any delinquent Capital Contributions due from the Defaulting Member and any expenses of closing such purchase. In the event that the non-defaulting Member elects under Section 12.1 to purchase the Defaulting Member’s Interest, then the Company shall not make any distributions on or before the closing of the purchase of such Interest, and any such distributions which would have been made to the Defaulting Member shall be distributed to the non-defaulting Member on or after the closing. In the event the Members are unable to agree upon the fair market value of the Projects within thirty (30) days following the notice given by the non-defaulting Member pursuant to Section 12.1, then FMV of the Projects shall be determined. The closing shall be held on a date selected by the non-defaulting Member within 10 business days after the purchase price of the Defaulting Member’s Interest has been determined.

        12.3 Suspension of Rights. In addition to all other remedies provided hereunder, except as expressly provided in the Act and except for the Defaulting Member Approval Rights, whenever the vote, consent or decision of the taking of any action of a Member or of the Members is required or permitted pursuant to this Agreement, any Defaulting Member (and its successors) shall not be entitled to participate in such vote or consent, or to make such decision or take such action, and such vote, consent or decision shall be tabulated or made as if such Defaulting Member (and its successors) were not a Member.

        12.4 Grant of Security Interest.

(a) The Hines Member hereby grants to the Company, as the secured party, a security interest in the Hines Member’s Interest in the Company to secure its obligation to make Capital Contributions pursuant to Article III, and the Company shall have all rights available to a secured party under the Montana Uniform Commercial Code and the laws of the state of organization of the Hines Member. A failure by the Hines Member to make a Capital Contribution pursuant to Article III, which continues for 15 calendar days after written notice thereof, will be a default, and the Company, or the other Member on behalf of the Company, may exercise any remedies permitted by applicable law to enforce the Company’s security interests.

(b) BMDC hereby grants to the Company, as the secured party under the Montana Uniform Commercial Code, a security interest in BMDC’s Interest in the Company to secure its obligation to make Capital Contributions pursuant to Article III, and the Company shall have all rights available to a secured party under the laws of the state of organization of BMDC. A failure by BMDC to make Capital Contributions pursuant to Article III, which continues for 15 calendar days after written notice thereof, will be a default, and the Company, or the other Member on behalf of the Company, may exercise any remedies permitted by applicable law to enforce the Company’s security interests.

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(c) Each Member hereby irrevocably appoints each other Member, the Company and the agents, officers or employees of any such party, as its attorneys in fact, coupled with an interest, with full power to prepare and execute any documents, instruments and agreements, and such financing, continuation statements, and other instruments and documents as may be appropriate to perfect, continue and enforce such security interests provided for in this Section 12.4.

        12.5 Remedies Exclusive. The option of the non-defaulting Member to purchase the Interest of the Defaulting Member under Section 12.1 and any rights or remedies which the non-defaulting Member or the Company may have under Section 3.5, Section 12.3 and Section 12.4 hereof against or with respect to such Defaulting Member shall be the exclusive remedy of the non-defaulting Member under this Article XII.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

        13.1 Entire Contract. This Agreement and its exhibits shall constitute the entire contract between the parties and shall supersede all prior agreements and understandings, and there are no other or further agreements outstanding not specifically mentioned herein; provided, however, that the parties may by agreement amend and supplement this Agreement in writing from time to time pursuant to Section 13.6 hereof.

        13.2 Notices. Any notice or demand provided for in or permitted under this Agreement shall be made in writing, and may be given or served by (i) delivering the same in person or by facsimile transmission to the party to be notified, or (ii) by depositing same with a reputable overnight courier service. Notice given in any manner shall be effective only if and when received by the party to be notified (or service is refused), but if notice is not received by 5:00 p.m. local time on a business day, such notice will be effective the next business day. For the purpose of notice, the address of the Members shall be, until changed as hereinafter provided, as follows:

If to Manager:	Robert E. Daniel, Jr. Hines Interests Limited Partnership 426 East Main Street Aspen, Colorado 81611 Fax No.: (970) 920-3829

With a copy to:	Clayton T. Stone Hines Interests Limited Partnership 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056-6118 Fax No.: (512) 360-3385

With a copy to:	Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 Attention: Fred H. Dunlop Fax No.: (713) 229-2873

If to BMDC:	Michael Collins
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

          and

Jami Phillips
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

With a copy to:	Christensen, Moore, Cockrell, Cummings & Axelberg, P.C. Two Medicine Building 160 Heritage Way P. O. Box 7370 Kalispell, Montana 59904-0370 Attention: Steven E. Cummings Fax No.: (406) 756-6522

or to such other address as each Member may specify in a written notice to the other Member in accordance with this Section 13.2.

        Each Member shall have the right from time to time and at any time to change its respective address and each shall have the right to specify as its address any other address by at least fifteen (15) days’ written notice to the other Member. Each Member shall have the right from time to time to specify an additional party to whom notice hereunder must be given by delivering to the other party fifteen (15) days’ written notice thereof setting forth the address of such additional party; provided, however, that no Member shall have the right to designate more than one (1) such additional party. Notice required to be delivered hereunder to either Member shall not be deemed to be effective until the additional parties, if any, designated by such Member have been given notice in a manner deemed effective pursuant to the terms of this Section 13.2.

        13.3 Nature of Interest. The Interest of the Members in the Company is personal property.

        13.4 Execution in Counterparts. This Agreement may be executed in multiple counterparts, each to constitute an original, but all in the aggregate to constitute one agreement as executed.

        13.5 Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        13.6 Modification, Termination and Waiver. This Agreement may be modified, terminated or waived only by a writing signed by all of the Members.

        13.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

        13.8 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

        13.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and, except as otherwise provided herein, the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Except as otherwise provided herein, said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

        13.10 Waiver of Right to Partition. Each of the parties hereto irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to Company property.

        13.11 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

        13.12 Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

        13.13 Estoppel Certificates. Within fifteen (15) days following the request of any Member, each of the other Members shall execute estoppel certificates addressed to such parties as the requesting Member may specify, certifying to such Member’s actual knowledge without inquiry as to such facts, if true, with respect to this Agreement and the Company as the requesting Member may reasonably request.

        13.14 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law or as may be required to carry out the intent and purposes of this Agreement.

        13.15 Attorneys’ Fees. If the Company or any Member commences an action against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, the prevailing party shall be entitled to reimbursement for its reasonable attorneys’ fees and costs as fixed by the court.

        13.16 Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

        13.17 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

        13.18 Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by a Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

        13.19 Confidentiality; Publicity. The Members agree that no Member shall issue any press release concerning formation of the Company or otherwise publicize the terms of this Agreement or the proposed terms of the acquisition by the Company of any assets, without the approval of the Members except as such publicity may be made in the course of normal reporting practices by a Member to its partners, shareholders or members or as otherwise required by law. Furthermore, the Members acknowledge their mutual desire to limit disclosure of the terms of this Agreement, any other agreements entered into in connection with the transactions contemplated hereby, and the parties shall use their good faith efforts to prevent disclosure thereof absent a reasonable business purpose for doing so (such as, by way of example and not by limitation, to demonstrate the financial strength of the Members to potential tenants); provided, however, that any Member may make disclosures if required to do so by applicable law or court order and to such parties attorneys, accountants and other professionals and to potential purchasers and lenders, who have a reasonable need to know such information. Neither Member shall at any time, either during or after the term of this Agreement, use for its own benefit and account (except as provided herein) or for the benefit and account of any other person or entity any tenant lists or financial information relating to the Projects.

        13.20 Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

        13.21 General Exculpation. Notwithstanding any provision hereof to the contrary, in no circumstances shall a member, shareholder, limited partner, director, officer, employee or agent (“Special Party”) of a Member or of a Special Party of a Member hereto be personally liable for any of the obligations of Member under this Agreement except to the extent, if any, provided in any separate agreement now or hereafter executed and delivered by such Special Party nor shall any Special Party of a Member be liable to any other Member (the other Members herein agreeing to indemnify such Special Party from and against any such liability) for any act or omission, negligent, tortious or otherwise, of such Special Party unless, in each case, the same results from fraud, Gross Negligence or willful or intentional misconduct by such Special Party.

        13.22 No Third-Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns and are not for the benefit of any other person or entity (including, without limitation, any tenants or purchasers of interests in the Projects).

        13.23 No Consequential Damages. Notwithstanding anything herein to the contrary, in no event shall any Member be liable to any other Member for any special, consequential or punitive damages, other than those damages payable or paid to third parties.

        13.24 Exhibits. All Exhibits attached hereto are made a part hereof by this reference.

        13.25 Days. Unless otherwise stated, a day shall be deemed to mean a calendar day and a “business day” shall mean a day which is not a Saturday, Sunday or a holiday on which national banks in Montana, are closed for business. In the event the date for performance of any obligation hereunder falls on a day which is not a business day, then the date for performance hereunder shall be extended until the next business day.

        13.26 Dispute Resolution. The Members agree to follow the dispute resolution procedures set forth in Schedule 13.26 attached hereto when applicable.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

MANAGER: HINES MONTANA DEVELOPMENT LIMITED PARTNERSHIP, a Texas limited partnership

By:	Glacier Village Land Company LLC, a Delaware limited liability company, its General Partner

By:	Hines Interests Limited Partnership, a Delaware limited partnership, its sole member

By:	Hines Holdings, Inc., general partner

By: Name: Title:	——————————————— Robert E. Daniel, Jr. Vice President

BMDC: BIG MOUNTAIN DEVELOPMENT CORPORATION, a Montana corporation By: —————————————— Name: Michael Collins Title: Chief Executive Officer

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EXHIBIT A

INITIAL PROJECT LAND DESCRIPTION - 20.372 Acre Parcel

A TRACT OF LAND, SITUATED, LYING, AND BEING IN THE SOUTH HALF OF THE NORTHWEST QUARTER AND IN THE NORTH HALF OF THE SOUTHWEST QUARTER OF SECTION 1, TOWNSHIP 31 NORTH, RANGE 22 WEST, P.M.,M., FLATHEAD COUNTY, MONTANA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS TO WIT:

Commencing at the northeast corner of the Northwest Quarter of the Southwest Quarter of Section 1, Township 31 North, Range 22 West, P.M.,M., Flathead County, Montana; Thence along the east boundary of said NW1/4SW1/4 S00°41’04”W 751.59 feet to a found iron pin and THE TRUE POINT OF BEGINNING OF THE TRACT OF LAND HEREIN DESCRIBED: Thence N56°54’13”W 188.45 feet to a set iron pin; Thence N21°24’36”W 63.70 feet to a set iron pin; Thence N05°35’57”W 441.07 feet to a set iron pin; Thence N14°50’11”E 175.14 feet to a set iron pin; Thence N09°42’30”W 224.62 feet to a found iron pin; Thence N36°34’23”E 60.00 feet to a found iron pin on a 210.00 foot radius curve, concave southwesterly (radial bearing S36°34’23”W); Thence southeasterly along said curve through a central angle of 22°41’32” an arc length of 83.17 feet to a set iron pin and the P.R.C. of a 100.00 foot radius curve, concave northwesterly (radial bearing N59°15’55”E); Thence southeasterly and northeasterly along said curve through a central angle of 138°45’55” an arc length of 242.19 feet to a set iron pin; Thence N10°30’00”E 39.47 feet to a set iron pin and the P.C. of a 330.00 foot radius curve, concave southeasterly, having a central angle of 29°50’00”; Thence along an arc length of 171.83 feet to a set iron pin; Thence N40°20’00”E 73.57 feet to a set iron pin and the P.C. of a 470.00 foot radius curve, concave northwesterly, having a central angle of 30°50’00”; Thence along an arc length of 252.93 feet to a set iron pin; Thence N09°30’00”E 89.75 feet to a set iron pin; Thence N87°24’47”E 347.58 feet to a set iron pin on a 190.00 foot radius curve, concave southeasterly (radial bearing S49°47’49”E); Thence southwesterly along said curve through a central angle of 34°40’57” an arc length of 115.01 feet to a set iron pin and the P.R.C. of a 135.00 foot radius reverse curve, concave northwesterly (radial bearing N84°28’46”W); Thence southwesterly along said curve through a central angle of 55°20’14” an arc length of 130.39 feet to a set iron pin and the P.R.C. of a 240.00 foot radius reverse curve, concave southeasterly (radial bearing S29°08’32”E); Thence southwesterly along said curve through a central angle of 56°16’02” an arc length of 235.69 feet to a set iron pin and the P.R.C. of a 260.00 foot radius reverse curve, concave northwesterly (radial bearing N85°24’35”W); Thence southwesterly along said curve through a central angle of 29°24’35” an arc length of 133.46 feet to a set iron pin; Thence S34°00’00”W 178.77 feet to a set iron pin and the P.C. of a 130.00 foot radius curve, concave southeasterly, having a central angle of 35°48’52”; Thence along an arc length of 81.26 feet to a set iron pin; Thence S74°49’15”E 369.78 feet to a found iron pin; Thence S00°42’50”W 752.01 feet to a found iron pin; Thence N89°18’14”W 600.07 feet to the point of beginning and containing approximately 20.372 ACRES.

Tract 1, Certificate of Survey No. _____________, records of Flathead County, Montana.

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EXHIBIT B

FAIR MARKET VALUE PROCEDURE

”Fair Market Value” or FMV shall mean the fair market value of the Projects determined pursuant to the following appraisal or arbitration procedure:

(a) “Fair Market Value” shall mean the price a willing buyer would pay and a willing seller would accept for the Projects taking into consideration the location, quality and age of the Projects and any other relevant term or condition in making such evaluation.

(b) If the parties are unable to agree in writing upon the Fair Market value within thirty (30) days after a Member requests such determination, the Hines Member and BMDC shall each, within twenty (20) days of the expiration of such thirty (30) day period, appoint a licensed commercial real estate appraiser (a “Party Appraiser”) with at least ten (10) years experience, who is a member of M.A.I., experienced in commercial and residential real estate appraisals in Montana, and shall notify the other Party in writing in accordance with the notice provisions of this Agreement of the name of such real estate appraiser. Each Party Appraiser shall as soon as reasonably possible and in all events, within sixty (60) days of their appointment, independently appraise the value of the Projects for the Fair Market Value, considering the items set forth in the definition of Fair Market Value in subsection (a) above (a “Party Appraisal”).

(c) If the two (2) Party Appraisals are equal, then such value shall be considered the Fair Market Value for purposes of this Agreement. By written communication delivered within five (5) days after the Party Appraisers’ completion of the Party Appraisals, the Party Appraisers shall notify both the Hines Member and BMDC of their findings.

(d) If the two (2) Party Appraisals are not equal, then the Party Appraisers shall by agreement between them within ten (10) days of the delivery of the last of the Party Appraisals, appoint a third real estate appraiser (the “Independent Appraiser”), who shall also meet the qualifications as set forth in this subsection (b) for the Party Appraisers. If the Party Appraisers fail to agree on the an Independent Appraiser within twenty (20) days of the delivery of the last of the Party Appraisals, either the Hines Member or BMDC may petition (within ten (10) days of the expiration of the foregoing twenty (20) day period the American Arbitration Association to designate an independent appraiser so qualified (also, the “Independent Appraiser”). Once selected or appointed, the Independent Appraiser shall then appraise the value of the Projects for the Fair Market Value (considering the items set forth in the definition of Fair Market Value set forth in subsection (a) above) within thirty (30) days of his or her selection/appointment (the “Independent Appraisal”). The Independent Appraiser shall choose the Party Appraisal that is most near in value to the Independent Appraisal. The Party Appraisal so selected by the Independent Appraiser shall be the Fair Market Value for purposes of this Agreement. By written communication delivered within five (5) days after the Independent Appraiser’s completion of his or her selection, the Independent Appraiser shall notify both the Hines Member and BMDC of his or her findings.

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(e) The costs and expenses associated with the determination of the Fair Market Value by said Independent Appraiser (if applicable) shall be borne equally by the Hines Member and BMDC and otherwise the Hines Member and BMDC shall each be responsible for the costs and expenses of the Party Appraiser which the Hines Member or BMDC (respectively) selected.

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Schedule 13.26

Limited Liability Company Agreement
(Big Mountain)
Dispute Resolution Procedures

        1. Conference. Any party may from time to time call a special meeting (which may be conducted by telephone) for the resolution of disputes pursuant to the foregoing Agreement. Such meeting shall be held at the offices of BMDC in Flathead County, Montana within fifteen (15) business days of a written request therefor, which request shall specify in reasonable detail the nature of the dispute to be resolved at such meeting. The meeting shall be attended by representatives of the parties and may be attended by any other person that may be affected in any material respect by the resolution of such disputes.

        2. Mediation. If the dispute has not been resolved within five (5) Business Days after the special meeting has been held, a mediator, mutually acceptable to the parties and experienced in development and project operations matters shall be appointed. The cost of the mediator shall be shared by the parties. The mediator shall be given any written statements of the parties and may review the site and any relevant documents. The mediator shall call a meeting in Flathead County, Montana of the parties affected by such dispute within ten (10) Business Days after his/her appointment, which meeting shall be attended (in person or by telephone) by representatives of such parties to settle such dispute. During such ten (10) Business Days period, the mediator may meet with the representatives of the affected parties separately.

        3. Mediation Process. No minutes shall be kept and the comments and/or findings of the mediator, together with any written statements prepared, shall be non-binding, confidential and without prejudice to the rights of and remedies of any party. The entire mediation process shall be completed within twenty (20) Business Days of the date upon which the special meeting referred to in paragraph 2 is held, unless all of the parties involved in the dispute agree otherwise in writing. If the dispute is settled through the mediation process, the decision will be implemented by written agreement signed by all the parties involved.

        4. Arbitration. Any controversy or dispute not resolved through non-binding mediation shall be settled by binding arbitration. Either party may initiate arbitration by giving written notice to the other party after exhausting the mediation procedures referred to above, or if the parties in general do not mutually agree on a mediator as provided in paragraph 2 above. The notice shall state the nature of the claim or dispute, the amount involved, if any, and the remedy sought.

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5. Arbitrators.

a. The arbitration shall be conducted before a board of three neutral arbitrators (“Board”), all of whom shall have at least five years experience in real estate construction, development, operation or law (the “Qualifications”).

b. The arbitrators shall be selected in accordance with the following procedure:

(i) Within ten (10) days following receipt by one party of the other party’s notice of arbitration, HILP and BMDC shall each designate one person with the Qualifications to serve on the Board. In the event one party fails to designate a representative within said ten (10)-day period, then the representative designated by the other party shall select a representative for such party within ten days thereafter.

(ii) Within ten (10) days following the selection of the two members of the Board by the parties as provided in (i) above, such two arbitrators shall select the third member of the Board who shall possess the Qualifications. In the event such persons cannot agree on the third member of the Board, such member shall be selected by the two Board members from a list of at least five persons with the Qualifications submitted by the American Arbitration Association or its successor (“AAA”). If the two members of the Board fail to accept the third arbitrator from such list, the AAA shall have the power to appoint the third arbitrator with the Qualifications.

(iii) If an arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a manner comparable to the manner of original selection of such deceased, withdrawn or incapacitated arbitrator.

c. The arbitrator selected by the two arbitrators or by the AAA shall be the Chairman. Upon consultation with the other arbitrators and the parties, the Chairman shall, at the earliest possible date, set dates for a hearing and establish any pre-hearing conferences or procedural schedules that the Board deems to be necessary and appropriate. If none of the arbitrators is a licensed attorney, the Chairman shall be entitled to retain an attorney for the limited purpose of advising the Board with respect to legal matters, as reasonably necessary, including the issuance of protective orders and the admission of evidence.

d. The Chairman shall preside at all hearings and executive sessions of the Board. The Chairman may authorize depositions and issue subpoenas and make other decisions provided for below. All other decisions of the Board shall be by a majority of the arbitrators, unless the parties agree otherwise.

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6. Discovery.

a. It is the mutual intention of the parties that discovery, if any, shall be conducted expeditiously; shall have as its sole purpose the obtaining of information that is directly relevant and necessary to the presentation of the requesting party’s case; shall be conducted in a fair, cooperative and courteous manner; and shall be accomplished primarily if not exclusively by the voluntary exchange of documents and information.

b. To the extent possible, discovery shall be handled informally and by agreement. Requests for inspections, requests for production of documents or other information and requests for depositions may be made in writing.

c. Any dispute regarding discovery shall be submitted promptly to the Board and shall be resolved by the Board. The parties shall promptly comply with any decision by the Board, including but not limited to protective orders such as those provided for in Rule 26(c) of the Federal Rules of Civil Procedure. If necessary, any decision of the Board respecting discovery may be enforced by any court of competent jurisdiction in the same manner as a final award under this Exhibit, including an order for specific performance.

7. The Proceedings.

a. The arbitration proceedings shall be held in Flathead County, Montana at a place to be agreed upon by the parties.

b. A stenographic record of the proceedings shall be made and supplied to the Board and parties.

c. Unless the parties agree otherwise, the Board shall require witnesses to testify under oath or affirmation.

d. The parties may offer such evidence as is relevant and material to the dispute and shall produce such additional evidence as the Board may deem necessary to the determination of the dispute, subject to the limitations in Section 6(a) above.

e. All evidence to be considered by the Board shall be offered at the hearing. Prior to the hearing the parties shall exchange lists of names and addresses of all witnesses, together with the substance of the testimony of each and the report, vita and publication list of any expert witness. Exhibits shall be admitted into evidence by the Board only upon the establishment of a proper foundation concerning authenticity, unless the parties agree otherwise.

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f. Unless the parties agree otherwise, the parties shall simultaneously file initial briefs within fourteen (14) days following the close of the hearing and reply briefs seven (7) days thereafter. The hearing shall be deemed closed as of the final date set for the receipt of briefs.

8. The Award.

a. The Board shall render an award in writing within thirty (30) days following the closing of the hearing and shall base its decision solely upon the evidence before it, applicable law and this Agreement. Unless the parties agree otherwise, the award shall briefly state the reasoning on which it rests.

b. Duplicate copies of the award shall be signed by each member of the Board and shall be served on the parties by certified mail.

c. Fourteen (14) days following the mailing of the award to the parties, it shall become final, binding and enforceable in any court of competent jurisdiction.

9. Communication with Arbitrators; Service.

a. All communications from the parties to the Board shall be in writing except in unusual circumstances requiring oral communication regarding procedural or scheduling matters. Any oral communication to the Board shall be promptly confirmed in writing. Copies of all communications with the Board shall be served by overnight delivery to the other party.

b. Any papers, notices, or process necessary or proper for the initiation or completion of arbitration under the Agreement and this Exhibit, or for the entry or enforcement of judgment on an award, may be served upon a party by personal service or by mail addressed to it at the address designated in the Agreement.

        10. Fees and Expenses.

        The parties shall share equally the cost of the arbitration proceedings, including the fees and expenses of the arbitrators including, without limitation, any attorneys’ fees incurred by the Board and the cost of the stenographic record.

        11. Confidentiality, Protective Orders.

        To the extent reasonably possible under the applicable circumstances, all aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

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